Exhibit 10.19

STANDARD OFFICE LEASE

841 PRUDENTIAL DRIVE

INDEX TO

STANDARD OFFICE LEASE

EXHIBIT(S)

Exhibit “A”	Floor Plan	38
Exhibit “B”	Work Letter	39
Exhibit “C”	Rules and Regulations	42
Exhibit “D”	Memorandum of Commencement Date	45
Exhibit “E”	Renewal Option	46
Exhibit “F”	Right of First Offer	47
Exhibit “G”	Exclusions of Operating Costs	50

BASIC LEASE INFORMATION RIDER

STANDARD OFFICE LEASE

Preamble	Date of Lease: December 1, 2006

Preamble	Landlord: SOUTH SHORE GROUP PARTNERS, LLC

Preamble	Tenant: MSC - MEDICAL SERVICES COMPANY

Section 1	Premises: Suites 1700, as shown on Exhibit “A”, located on the 7th, 8th, 9th and 17th floors of the office building at 841 Prudential Drive in Jacksonville, Florida, together with the garage parking facilities included therein are collectively referred to as the “Building”.

Section2	Rentable Area of Premises: approximately 100,000 square feet measured in accordance with BOMA Standards, which is stipulated and agreed by the parties as follows: 17th floor (16,283 rentable square feet); 7th floor (41,754) rentable a square feet); 8th (24,415 rentable square feet ); and 9th floor (15,433 rentable square feet).

In addition, Tenant shall lease 1,911 square feet of storage space in the Basement and 1,280 square feet of storage space on the 20th floor of the Building.

Section 3	Commencement Date: The Commencement Date shall be the later of (a) May 1, 2007; or (b) upon the date of Landlord’s substantial completion of the Tenant Improvements.

Section 4	Expiration Date: The last day of the ninety fourth (94th) month after the Commencement Date.

Section 5	Lease Term: Ninety Four (94) months after the Commencement Date. Once the Commencement Date is determined the parties shall complete and execute the Memorandum of Commencement Date attached hereto as Exhibit “D.”

Section 6	Prepaid Rent: $139,649.27 one month’s Gross Rent, (together with 7% sales tax).

Section 7	Base Rent during the Lease Term shall be payable in monthly installments as follows:

Base Rent for 17th, 7th, 8th and 9th floors:

	Months 1-10	Rent Abated.

	Months 11- 24	$16.00 per rentable square foot
	Months 25-36	$16.75 per rentable square foot
	Months 37-48	$17.75 per rentable square foot
	Months 49-60	$18.25 per rentable square foot
	Months 61-72	$18.75 per rentable square foot
	Months 73-84	$19.25 per rentable square foot
	Months 85-94	$19.75 per rentable square foot

Base Rent for Basement and 20th Floor Storage space:

	Months 1-10	Rent Abated
	Months 11-94	$5.00 per rentable square foot.

Section 8	This Lease is a full service Lease. Operating Costs include electricity to Tenant’s Premises for Tenant’s standard business operations.

Base Expense Year: 2007
Base Tax Year: 2007

Section 9	Tenant’s Share: 17.48%. Landlord and Tenant acknowledge that Tenant’s Share has been obtained by taking the Rentable Area of the Premises and dividing such number by 515,015 square feet, and multiplying such quotient by 100. In the event Tenant’s Share is changed during a calendar year by reason of a change in the Rentable Area of the Premises, Tenant’s Share shall thereafter mean the result obtained by dividing the new Rentable Area of the Premises by 515,015 and multiplying such quotient by 100.

Section 10	Security Deposit: N/A

Section 11	Use of Premises: general office use.

Section 12	Tenant’s Address for Notices Prior to Commencement Date:

MSC - Medical Services Company
841 Prudential Drive, Suite 1700
Jacksonville, Florida 32207
Attn: CEO and General Counsel

Tenant’s Address for Notices after Commencement Date:

MSC - Medical Services Company
841 Prudential Drive, Suite 1700
Jacksonville, Florida 32207
Attn: CEO and General Counsel

Landlord’s Address for Notices:

South Shore Group Partners, LLC
c/o SSGP of Florida, LLC
841 Prudential Drive, Suite 150
Jacksonville, Florida 32207
Attn: Elizabeth W. Reichert

Copy to:

South Shore Group Partners, LLC
5332 SW Orchid Bay Drive
Palm City, Florida 34990
Attn: Harold R. Dodt

Copy to:

Kelley & Warren, P.A.
1555 Palm Beach Lakes, Blvd., Suite 1006
West Palm Beach, Florida 33401
Attn: Richard B. Warren, Esquire

Section 13	Landlord shall provide Tenant with 690 parking spaces. Twenty percent (20%) of Tenant’s parking allotment shall be in the On Site Parking Garage and the remainder shall be in the Main Surface Lot. The cost of parking shall be included as a component of Base Rent.

The Landlord shall provide visitor parking spaces on the ground floor of the on-site parking garage. Landlord may charge a fee for visitor parking as reasonably determined by Landlord in its sole discretion.

Section 14	Amount of General Comprehensive Liability Insurance: As provided in Section 14 of the Lease.

Section 15	Landlord’s Real Estate Broker: CB Richard Ellis, Inc. (Eric Ramirez)
Tenant’s Real Estate Broker: CB Richard Ellis, Inc. (Oliver Barakat)

Section 16	Guarantor: N/A

IN WITNESS WHEREOF, Landlord and Tenant have signed this BLI Rider as of this 4th day of December, 2006.

	WITNESSES:	TENANT:

/s/ Timothy A. Crass		MSC - MEDICAL SERVICES COMPANY,
Print Name:	Timothy A. Crass	a Florida corporation

/s/ Kevin M. Bass		/s/ Joseph P. Delaney

Print Name:	Kevin M. Bass	By:	Joseph P. Delaney
(As to Tenant)		Its:	President, CEO

WITNESSES:		LANDLORD

SOUTH SHORE GROUP PARTNERS
/s/ Jimmie Nettles		GROUP, LLC,
Print Name:	Jimmie Nettles	a Delaware limited liability company

/s/ Harold R. Dodt

/s/ Shelley A. Dodt		By:	Harold R. Dodt
Print Name:	Shelley A. Dodt	Its:	VP
(As to Landlord)

STANDARD OFFICE LEASE

THIS LEASE (“Lease”) is made as of the 4th day of December, 2006 by and between SOUTH SHORE GROUP PARTNERS, LLC, a Delaware limited liability company (“Landlord”) and MSC - MEDICAL SERVICES COMPANY, a Florida corporation (“Tenant”).

W I T N E S S E T H:

1. PREMISES; COMMON AREAS. Landlord leases to Tenant and Tenant leases from Landlord the Premises described in the Basic Lease Information Rider (the “BLI Rider”) attached to the front of this Lease and incorporated into this Lease by this reference, and as more particularly shown on the floor plan attached hereto as Exhibit “A” and by this reference incorporated herein (“Premises”). The parties hereby agree that the Premises contain the Rentable Area set forth in the BLI Rider in accordance with the methods of calculating areas and volumes of buildings, as promulgated by BOMA standards. Landlord and Tenant acknowledge and accept the square footage as set forth in the Lease and neither Landlord nor Tenant shall have the right to demand remeasurement or recalculation of the Rentable Square Feet amounts within the Building or the Premises. In addition to the Premises, Tenant has the right to use, in common with others, the lobby, public entrances, public stairways, public areas, restrooms and public elevators of the Building (the “Common Areas”). The Common Areas serving the Building, will at all times be subject to Landlord’s exclusive control and management in accordance with the terms and provisions of this Lease. The Premises and the building within which the Premises are located (the “Building”) are located on a tract of land, which includes Common Areas. The Building including the Common Areas and the underlying land shall hereinafter be referred to as the “Project.”

2. LEASE TERM, LEASE DATE; TERMINATION OPTION

A. Lease Term: Lease Date. The lease term (“Lease Term”) is for the period of time set forth in the BLI Rider, commencing on the Lease commencement date set forth in the BLI Rider (“Commencement Date”) and ending on the Lease expiration date set forth in the BLI Rider (“Expiration Date”). Tenant’s obligation to pay all rent, including Base Rent, Overhead Rent and Additional Rent, as such terms are hereinafter defined, will commence on the Commencement Date.

B. Termination Option, Eighth Floor During Calendar Year 2007 In Accordance With the Terms of this Section 2B. Tenant shall have the option to terminate this Lease as to the eighth (8th) floor only during the calendar year 2007. In the event Tenant elects to exercise this option, Tenant shall provide Landlord with not less than thirty (30) days written notice of its intent to terminate the Lease as to the eighth (8th) floor (the “Termination Notice”). The Termination Notice must be delivered prior to November 30, 2007. Upon exercising this Termination Option, Tenant shall vacate and surrender the eighth (8th) floor in its entirety not sooner than thirty (30) days after delivering the Termination Notice. Tenant shall surrender possession in accordance with Section 31 of the Lease. Upon timely exercising this Termination Option and timely surrendering possession of the eighth (8th) floor in accordance with this Section, the Lease shall terminate as to the eighth (8th) floor only effective the date Tenant surrenders possession and the parties shall enter into a written amendment to the Lease adjusting tenant’s Rent obligations accordingly. Tenant shall be obligated to pay Rent for the eighth (8th) floor up through the date of surrender, including Operating Costs reconciliations as set forth below.

C. Termination Option, Eighth Floor During Calendar Year 2008 In Accordance With the Terms of this Section 2C. Tenant shall have the option to terminate this Lease as to the eighth (8th) floor only during the calendar year 2008. In the event Tenant elects to exercise this option, Tenant shall provide Landlord with not less than thirty (30) days written notice of its intent to terminate the Lease as to the eighth (8th) floor (the “Termination Notice”) along with a termination penalty in the amount equal to two years Base Rent for the eighth (8th) floor (the “Termination Penalty”). The Termination Notice must be delivered prior to November 30, 2008. Upon exercising this Termination Option, Tenant shall vacate and surrender the eighth (8th) floor in its entirety not sooner than thirty (30) days after delivering the Termination Notice and Termination Penalty. Tenant shall surrender possession in accordance with Section 31 of the Lease. Upon timely exercising this Termination Option, timely payment of the Termination Penalty and timely surrendering possession of the eighth (8th) floor in accordance with this Section, the Lease shall terminate as to the eighth (8th) floor only effective the date Tenant surrenders possession and the parties shall enter into a written amendment to the Lease adjusting tenant’s Rent obligations accordingly. Tenant shall be obligated to pay Rent for the eighth (8th) floor up through the date of surrender, including Operating Costs reconciliations as set forth below.

D. Termination Option, Basement and 20th Floor Storage Space. Tenant shall have the option to terminate this Lease as to the Basement and/or 20th Floor Storage Space upon thirty days prior written notice to Landlord. Upon Landlord’s receipt of said termination notice the Lease shall terminate as to the Basement and/or 20th Floor Storage Space identified in the termination notice effective the date Tenant surrenders possession and the parties shall enter into a written amendment to the

Lease adjusting the Rent obligations accordingly. Tenant shall be obligated to pay Rent for the surrendered space up through the date of surrender.

E. Commencement Date. . In the event Tenant is unable to occupy the Premises by May 1, 2007 as a result of a Landlord Delay, Tenant shall receive $1,233.33 per day if such delay occurs for less than the first ten (10) days of any month. If such delay occurs for more than the first ten (10) of any month, Tenant shall receive the full monthly payment of $37,000.00 for the entire month. A Landlord Delay is defined as a delay due to matters within the functional control of Landlord (including prior Tenant’s failure to timely vacate 7th and/or 8th floor) and shall not include matters such as acts of god, strikes, weather or a Tenant Delay. Tenant Delays are defined as each day of delay in the performance of the Work that occurs (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Space Plan or Working Drawings, (b) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Space Plan, Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, to the extent these items are the responsibility of the Tenant, (c) because of any material change by Tenant to the Space Plan or Working Drawings subsequent to initial submission and approval of same, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may reasonably be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Space Plan, Working Drawings, or in connection with the performance of the Work (after Tenant has been given reasonable notice of such meeting) , or (e) because a Tenant Party otherwise delays completion of the Work.

3. RENT

A. Base Rent. During the Lease Term, Tenant will pay as the base rent for the Premises (“Base Rent”) the amounts set forth in the BLI Rider, with same being payable without demand, offset or deduction, in advance, on or before the first day of each month, in equal monthly installments of the amounts set forth in the BLI Rider plus applicable sales and other such taxes as are now or later enacted. Notwithstanding anything to the contrary in the BLI Rider, however, Landlord and Tenant agree to the following terms:

(1) Base Rent and Tenant’s Proportionate Share of Operating Expenses (defined below) shall be conditionally abated for the Premises during the first ten (10) months of the Term. Commencing with the eleventh (11th) month of the Term, Tenant shall make Base Rent payments as otherwise provided in the Lease for the Premises.

(2) Notwithstanding such abatement of Rent any increases in Base Rent set forth in the Lease shall occur on the dates scheduled therefor. The abatement of Base Rent bargained for is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease. If at any time during the Term an Event of a Monetary Default by Tenant occurs which has not been cured within five (5) business days following receipt of written notice thereof, then the abatement of Base Rent provided for shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the full amount of all Base Rent herein abated.

B. Operating Costs.

(1) Subject to the provisions of this Lease, if Operating Costs (defined below) for the Project for any calendar year increase over the Base Year Operating Costs, Tenant shall pay to Landlord, pursuant to this Section 3.B, as additional rent, an amount equal to Tenant’s Proportionate Share (defined below)of any increase, plus all applicable Sales Tax thereon.

(2) “Outside Common Area” refers to all those areas within the Project that are not within any building or not part of any building or its foundation, and including within the definition of building all outside stair entries, equipment rooms and equipment shelters used in common by tenants of that building. The Outside Common Area shall include, but not be limited to, landscaped areas, planters, walkways, parking and driveway areas and the surfaces thereof, grass areas, drainage devices, monument signs, bicycle racks and flagpoles, if any. All tenants and their invitees shall have the non-exclusive right to the use and enjoyment of the public portions of the Outside Common Area in conjunction with other owners, tenants and their invitees within the Project, subject to the rules and regulations of Landlord and any covenants, conditions and restrictions currently or hereinafter recorded against the Land.

(3) “Tenant’s Proportionate Share” of Operating Costs is, subject to the provisions of this Section 3, the percentage number described in Item Section 9 of the Basic Lease Provisions BLI Rider. Tenant’s Proportionate Share represents a fraction, the numerator of which is the number of square feet of rentable area in the Premises specified in Item Section 2 of the Basic Lease Provisions BLI Rider, and the denominator of which is the number of square feet of rentable area in the

Project, as reasonably determined by Landlord which shall not be less than 515,015 square feet. Tenant’s Proportionate Share of Operating Costs shall be deemed “Additional Rent” pursuant to the Lease.

(4) Base Operating Costs means Operating Costs for the base year as described in Section 8 of the BLI Rider.

(5) “Operating Costs” means all costs, expenses and obligations incurred or payable by Landlord because of or in connection with the operation, ownership, repair, replacement, restoration, management or maintenance of the Project, including but not limited to the Outside Common Area, during or allocable to any Expense Year during the term of this Lease, all as determined by sound accounting principles generally consistent with the practice of institutional office project owners consistently applied, including without limitation the following:

(6) The cost of all utilities (including taxes and other charges incurred in connection therewith), fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, gardening and landscaping, and insurance (with the nature and extent of such insurance to be carried by Landlord to be determined by Landlord in its sole and absolute discretion); compensation and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance or repair of the Project, personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project, costs incurred for administration and management of the Project, whether by Landlord or by an independent contractor, and other management office operational expenses (including, without limitation, a management fee), rental expenses for or a reasonable allowance for depreciation of, personal property used in the operation, maintenance or repair of the Project, license, permit and inspection fees (except for such fees related to Tenant Improvements); and all inspections, activities, alterations and improvements or other matters required by any governmental or quasi-governmental authority or by applicable law, for any reason (except for Tenant Improvements), including, without limitation, capital improvements, whether capitalized or not; all capital improvements made to the Project or any portion thereof by Landlord (A) of a personal property nature and related to the operation, repair, maintenance or replacement of systems, facilities, equipment or components of, or which service the Project or portions thereof, (B) required or provided in connection with any law, ordinance, rule, regulation, or insurance requirement enacted or enforced after the date of this Lease, (C) which are designed to improve the operating efficiency of the Project, or (D) determined by Landlord to be required to keep pace or be consistent with safety or health advances or improvements not commonly incorporated in office projects at the time of initial construction of the Project [with such capital costs to be amortized over such periods as Landlord shall determine (but which shall be generally consistent with the practices of institutional office project owners) with a return on capital at such rate as would have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements]; the cost of air conditioning, heating, ventilating, plumbing, sign, electrical, mechanical and elevator maintenance and repair, and common area repair, resurfacing, replacement operation and maintenance; security services, if any, deemed appropriate by Landlord, and any other cost or expense incurred or payable by Landlord in connection with the operation, ownership, repair, replacement, restoration, management or maintenance of the Project.

(7) Operating Costs shall not include any costs described on Exhibit “G” attached hereto (the “Excluded Operating costs”).

(8) In the event Landlord furnishes any utility or service which is included in Operating Costs to less than ninety-five percent (95%) of the rentable area of the Property because (i) the average occupancy of the Property for the year in question was not equal to or greater than ninety-five percent (95%), (ii) such utility or service is not required by or provided to one or more of the tenants of the Property, or (iii) any tenant occupant is itself obtaining or providing any such utility or services, then Operating Costs for such year shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred if Landlord had provided such utilities and services to all tenants of the Property, and shall be allocated among the tenants by the Landlord to reflect those costs which would have occurred had the Property been ninety-five percent (95%) occupied during the year in question and such utilities and services provided to all tenants. The intent of this section is to ensure that the reimbursement of Operating Costs is fairly and equitably allocated among the tenants receiving the utilities and services in question.

(9) Prior to the commencement of (and from time to time during) each calendar year of the term following the Commencement Date, Landlord shall give to Tenant written estimates of Tenant’s Proportionate Share of the projected excess, if any, of the Operating Costs for the Project for such calendar year over the Base Operating Costs. Commencing with the first day of the calendar month following the month in which such estimate was delivered to Tenant, Tenant shall pay such estimated amounts (less amounts, if any, previously paid toward such excess for such year) to Landlord in equal monthly installments over the remainder of such calendar year, in advance on the first day of each month during such year (or remaining months, if less than all of the year remains). Subject to the provisions of this Lease, Landlord shall endeavor to furnish to Tenant within one hundred twenty (120) days after the end of each calendar year, a statement (“Reconciliation Statement”) indicating in reasonable detail the Operating Costs for such period, and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share thereof as indicated by such annual Reconciliation Statement. Any payment due Landlord shall be payable by Tenant within ten (10) days of written demand from Landlord. Any amount due Tenant shall be credited against installments next becoming due under this Section 3.9.

(10) Tenant shall pay ten (10) days before delinquency all taxes and assessments levied against any personal property or trade fixtures of Tenant in or about the Premises. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall, within ten (10) days of demand, reimburse Landlord for the taxes and assessments so levied against Landlord, or any such taxes, levies and assessments resulting from such increase in assessed value.

(11) Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Section 3, or (ii) computing or billing Tenant’s Proportionate Share of excess Operating Costs shall not constitute a waiver of its right to subsequently deliver such estimate or statement, require any increase in Rent contemplated by this Section 3, or in any way waive or impair the continuing obligations of Tenant under this Section 3. Without limiting the generality of the foregoing, Landlord may at any time during the term hereof recalculate and correct the amount of Tenant’s Proportionate Share of excess Operating Costs applicable to any Expense Year during the term, and Tenant shall pay any amount so recalculated or corrected within ten (10) days of written demand by Landlord. Subject to the provisions of this Section 3, provided that Tenant is not then in default hereunder, Tenant shall have the right, for a period of sixty (60) days following the delivery of such Reconciliation Statement (or any statement recalculating or revising the same), after reasonable notice to Landlord and at reasonable times, to inspect Landlord’s accounting records for the Expense Year covered by such Reconciliation Statement at the accounting office of Landlord’s management company. If after such inspection, Tenant disputes any additional rental indicated on such Reconciliation Statement, and upon Tenant’s written request therefor, a certification as to the proper amount of Operating Costs for such Expense Year and the amount due to or payable by Tenant with respect thereto shall be made by an independent certified public accountant selected by Landlord. Such certification shall be final and conclusive as to all issues relating to Operating Costs in dispute between the parties. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that the Operating Costs stated in such Reconciliation Statement were overstated in Landlord’s favor by five percent (5%) or more, in which case, Landlord shall pay the cost of same. Tenant waives the right to dispute or contest, and shall have no right to dispute or contest, any matter relating to the calculation of Operating Costs or other forms of Rent under this Section 3 (and waives the right to inspect Landlord’s records with respect thereto) with respect to each Expense Year for which a Reconciliation Statement is given to Tenant if no claim or dispute with respect thereto is asserted by Tenant in writing to Landlord within ninety (90) days of delivery to Tenant of the original or most recent Reconciliation Statement with respect thereto.

(12) Subject to the provisions of this Section 3, the rights and obligations of Landlord and Tenant with respect to payments to be made hereunder, in regard to Operating Costs incurred or allocable to periods prior to the expiration or sooner termination of this Lease, shall survive such expiration or termination.

C. Real Estate Taxes.

(1) Subject to the provisions of this Lease, Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant’s Proportionate Share of Real Estate Taxes, plus all applicable Sales Tax thereon. Landlord shall estimate and administer Tenant’s payment of Real Estate Taxes in the same manner as Operating Costs provided in Section 3.

(2) All real property taxes, assessments, license fees, excises, levies, charges or impositions and other similar governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer, and all taxes, charges, assessments or similar impositions imposed in lieu or in substitution (partially or totally) of the same (collectively, “Real Estate Taxes”). “Real Estate Taxes” shall also include all taxes, assessments, license fees, excises, levies, charges or similar impositions (A) on any interest of Landlord, any mortgagee of Landlord in the Project, the Premises or in this Lease, or on the occupancy or use of space in the Project or the Premises; (B) on the gross or net rentals or income from the Project, the Rent received hereunder, or on Landlord’s “right” or “rights” to any of the foregoing or on Landlord’s business of leasing the Premises, the Building or the Project, including, without limitation, any gross income tax, excise tax, Sales Tax or gross receipts tax levied by any federal, state or local governmental entity with respect to the receipt of Rent or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Project or portions thereof; (C) measured by the gross square footage of the Project, the Premises, or any portion thereof, or by the number of actual, estimated or potential occupants of the Project, the number of vehicular trips generated by or associated with the Project, or the number of parking spaces contained within the Project, or for any transportation, arts, housing or environmental plan, fund or system instituted within or for any geographic area in which the Building is located, or any similar measure; (D) on the transfer of or the transaction represented by this Lease or any lease of space in the Project or on any document creating or transferring an interest in this Lease; (E) on the construction, removal or alteration of improvements in the Project; (F) pursuant to any governmental or private assessment or agreement for the provision of amenities, services or rights of use, whether or not exclusive, public, quasi-public, private or otherwise made available on a shared use basis, including amenities, services or rights of use such as fire protection, police protection, street, sidewalk, lighting, sewer or road maintenance, refuse removal or janitorial services or for any other service, without regard to whether such services were formerly provided by governmental or quasi-governmental agencies to property owners or occupants at no cost or at minimal cost; (G) on any fixtures, machinery, equipment, systems, furniture and other personal property used in connection with the Project; (H) any possessory taxes charged or levied in lieu of real estate taxes; or (I) related to any transportation plan, fund or system instituted within the geographic area of the Project or otherwise applicable to the Premises, the Project or any portion thereof. Real Estate Taxes shall not include taxes on Landlord’s net income including state, corporate or franchise taxes or any inheritance, estate, or gift taxes, unless the same are charged or levied in lieu of real estate taxes.

D. Computation of Operating Costs/Dispute. For a period of sixty (60) days after receipt of the Reconciliation Statement, Tenant shall have the right, upon advance notice, to visit Landlord’s office in the Building during Business Hours, as hereinafter defined, to inspect its books and records concerning the Operating Costs. Tenant hereby agrees that the Operating Costs from time to time computed by Landlord shall be final and binding for all purposes of this Lease unless, within sixty (60) days after Landlord provides Tenant with written notice of the amount thereof Tenant provides Landlord with written notice (i) disputing the mathematical accuracy of such amount (the “Disputed Amount”), (ii) designating a Florida licensed accounting firm at Tenant’s sole cost and expense, to review the mathematical accuracy of the Disputed Amount with Landlord and/or its designated representatives, and (iii) agreeing to be bound by all of the following requirements:

(1) No audit shall be conducted at any time if Tenant is in default of any of the terms of the Lease unless such default is cured.

(2) The audit shall be solely for the year, which is the subject of the dispute.

(3) Any audit of Landlord’s books and records pertaining to the calculation of Operating Costs for any calendar year within Lease Term shall be audited only by Tenant or its representatives at Landlord’s office where Operating Costs records are kept, at Tenant’s expense, at any time within ninety (90) days after Landlord’s reconciliation statement is delivered to Tenant for such calendar year; provided that Tenant shall give Landlord not less than thirty (30) days prior written notice of any such audit and sign a confidential non-disclosure agreement prior to the audit. If Landlord’s calculations of Tenant’s Additional Rent for the audited calendar year is demonstrated to reflect a mathematical error in excess of five (5%) percent of the amount actually due from Tenant, then Tenant shall be entitled to a prompt refund of any overpayment and reimbursement of any accounting fees or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be.

(4) No audit shall be conducted whereby the auditor is paid on a contingency or other incentive basis.

(5) Tenant shall deliver to Landlord a copy of the results of such audit within thirty (30) days of its receipt by Tenant. No such audit shall be conducted if any other tenant has conducted an audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of the results of such audit.

(6) No subtenant or assignee shall conduct an audit for any period during which such subtenant or assignee is not in possession of the premises.

(7) Tenant understands and agrees that this provision is of material importance to the Landlord and that any violation of the terms of this provision shall result in immediate and irreparable harm to the Landlord.

(8) The obligations within this Section 3.D shall survive the expiration or earlier termination of this Lease.

E. Late Charge. Tenant covenants and agrees to pay a late charge in the amount of One Hundred Fifty and 00/100 ($150.00) Dollars for any payment of Rent not received by Landlord on or before the date when same is due following the grace period provided in Section 23.B, of this Lease. Tenant shall also pay Landlord interest at a rate equal to eighteen (18%) percent per annum accruing after the grace period on any Rent(s) outstanding. Tenant shall pay Landlord any such late charge(s) or interest within five (5) days after Landlord notifies Tenant in writing of same.

F. Definition of Rent. The term Rent shall refer collectively to Base Rent, Tenant’s Proportionate Share of Operating Costs and Real Estate Taxes and Additional Rent. The term “Additional Rent” is sometimes used herein to refer to any and all other sums payable by Tenant hereunder, including, but not limited to, visitor parking charges and sums payable on account of default by Tenant. All Rent shall be paid by Tenant without offset, demand or other credit, and shall be payable only in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. All sums payable by Tenant hereunder by check shall be obtained against a financial institution located in the United States of America. The Rent shall be paid by Tenant at the Building management office located in the Building or elsewhere as designated by Landlord in writing to Tenant. Any Rent payable for a portion of a month shall be prorated based upon the number of days in the applicable calendar month.

G. Rent Taxes. In addition to Base Rent and Tenant’s Proportionate Share of Operating Costs and Additional Rent, Tenant shall and hereby agrees to pay to Landlord each month a sum equal to any sales tax, tax on Rent and any other similar charges now existing or hereafter imposed, based upon the privilege of leasing the space leased hereunder or based upon the amount of rent collected therefor.

H. Commencement Other Than First Day. If Tenant’s possession of the Premises commences on any day other than the first day of the month, Tenant shall occupy the Premises under the terms of this Lease and the pro rata portion of the Rent shall be paid by Tenant; provided, however, that in such an event the Commencement Date, for the purposes of this Lease, shall be deemed to be the first day of the month immediately following the month in which possession is given.

I. Operating Costs and Additional Rent after Expiration Date. Operating Costs for the final months of this Lease is due and payable even though it may not be calculated until subsequent to the Expiration Date of the Lease. Tenant expressly agrees that Landlord, with written notice, may apply the Security Deposit, as defined in the BLI Rider, in full or partial satisfaction of any Operating Costs and Additional Rent due for the final months of this Lease. If said Security Deposit is greater than the amount of any such Operating Costs and Additional Rent and there are no other sums or amounts owed Landlord by Tenant by reason of any other terms, provisions, covenants or conditions of this Lease, then Landlord shall refund the balance of said Security Deposit to Tenant as provided herein. Nothing herein contained shall be construed to relieve Tenant, or imply that Tenant is relieved, of the liability for or the obligation to pay any Operating Costs and Additional Rent due for the final months of this Lease by reason of the provisions of this paragraph, nor shall Landlord be required first to apply said Security Deposit to such Operating Costs and Additional Rent if there are any other sums or amounts owed Landlord by Tenant by reason of any other terms, provisions, covenants or conditions of this Lease.

4. SECURITY DEPOSIT

N/A

5. USE

A. General. Tenant will use and occupy the Premises solely for the operation of the business set forth in the BLI Rider and for no other use whatsoever. Tenant acknowledges that its type of business, as above specified, is a material consideration for Landlord’s execution of this Lease. Tenant will not commit waste upon the Premises nor suffer or permit the Premises or any part of them to be used in any manner, or suffer or permit anything to be done in or brought into or kept in the Premises or the Building, which would: (i) violate any law or requirement of public authorities, (ii) cause injury to the Building or any part thereof, (iii) intentionally annoy or offend other tenants or their patrons or interfere with the normal operations of HVAC, plumbing or other mechanical or electrical systems of the Building or the elevators installed therein, (iv) intentionally constitute a public or private nuisance, or (v) alter the appearance of the exterior of the Building or of any portion of the interior other than the Premises pursuant to the provisions of this Lease. Tenant agrees and acknowledges that Tenant shall be responsible for obtaining any special amendments to the Certificate of Occupancy for the Premises and/or the Building and any other governmental permits, authorizations or consents required solely on account of Tenant’s use of the Premises.

B. Prohibited Uses. Notwithstanding anything to the contrary in this Lease or the BLI Rider, including but not limited to, the “Use of Premises” Section of the BLI Rider, Tenant hereby represents, warrants and agrees that Tenant’s business is not and shall not be, and that Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing; (ii) for a retail banking, trust company, depository, guarantee or safe deposit business open to the general public, (iii) as a savings bank, a savings and loan company open to the general public, (iv) for the sale to the general public of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (v) as a stock broker’s or dealer’s office or for the underwriting or sale of securities open to the general public, (vi) except in connection with an employee lounge, as a restaurant or bar or for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, (vii) as a news or cigar stand, (viii) as an employment agency (except in connection with Tenant’s staffing agency contractor’s duties), labor union office, surgeon’s, outpatient, abortion clinic or dentist’s office, dance or music studio, school (except for the training of employees of Tenant), (ix) as a barber shop or beauty salon, or (x) for the business of (a) operating a shared office facility, that is, a business which subleases space and/or offers centralized services to subtenants or customers on a shared basis, such as secretarial, receptionist, telephone, etc., or (b) for a fee to persons inside or outside of the Building, providing as a service word processing, secretarial, video conferencing, conference services, telephone answering, receptionist or mail receipt services. Nothing in this Section 5.B., shall preclude Tenant from using any part of the Premises for photographic, multilith or multigraph reproductions to the extent that such uses are incidental to Tenant’s own business or activities.

6. ACCEPTANCE OF PREMISES; LANDLORD’S WORK AND REPRESENTATIONS

A. Improvements, if any, to be made to the Premises by Tenant shall be made in accordance with a Work Letter to be agreed upon between Landlord and Tenant. Leasehold improvements (as distinguished from trade fixtures and apparatus) installed in the Premises at any time, whether by or on behalf of Tenant or by or on behalf of Landlord, shall not be removed from the Premises at any time, unless such removal is consented to in advance by Landlord; and at the expiration of this Lease (either on the Termination Date or upon such earlier termination as provided in this Lease), all such leasehold improvements shall be deemed to be part of the Premises, shall not be removed by Tenant when it vacates the Premises, and title thereto shall vest solely in Landlord without payment of any nature to Tenant. All trade fixtures and apparatus (as distinguished from leasehold improvements) owned by Tenant and installed in the Premises shall remain the property of Tenant and shall be removable at any time, including upon the expiration of the Term; provided Tenant shall not at such time be in default of any terms or covenants of this Lease, and provided further, that Tenant shall repair any damage to the Premises caused by the removal of said trade fixtures and apparatus and shall restore the Premises to substantially the same condition as existed prior to the installation of said trade fixtures and apparatus. Except as otherwise provided in writing to Landlord, the taking of possession by Tenant (or any permitted assignee or subtenant of Tenant) of all or any portion of the Premises for the conduct of business will be deemed conclusive evidence that Tenant has found the Premises, and all of their fixtures and equipment, acceptable.

B. Prior to occupancy by Tenant, Tenant shall have the right to examine the Premises and the physical and environmental condition and the utility of the Premises. Landlord, its agents and employees and other persons acting on behalf of Landlord, represent and warrant that (i) the physical or environmental condition, value, zoning or legal status of the Building is in compliance with all Environmental Laws; (ii) the Premises is reasonably fit for Tenant’s intended use; (iii); (iv) the condition, capacity or performance of electrical or communications systems or facilities is reasonably suitable for Tenant’s intended use of the Building; and (v) there are no unreasonably objectionable odors, bright lights or other conditions which may affect Tenant’s reasonable use and enjoyment of the Premises or the Building.

7. PARKING

A. General. As long as Tenant is not in default under this Lease, Landlord will provide Tenant during the Lease Term with the number of unassigned, non-exclusive parking spaces in the surface parking lot and Building parking garage as set forth in the BLI Rider. Such parking spaces may be used only by principals, employees and contractors of Tenant. Tenant acknowledges that its guests and visitors will be charged for parking at then current rates as established by Landlord.

B. Rates. If Tenant fails to pay parking charges when due, as provided in the BLI Rider, Landlord may, by written notice to Tenant, elect to proceed as provided under the default provisions of this Lease and/or cease to provide all or any of the foregoing parking spaces.

C. Reservations. Landlord has and reserves the right to reasonably alter the methods used to control parking and the right to establish such controls and rules and regulations (such as parking stickers to be affixed to vehicles) regarding parking, that Landlord may reasonably deem desirable. Without liability, Landlord will have the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending tenant and/or owner of the vehicle.

D. Conditions. Tenant’s right to use, and its right to permit its principals and guests to use, the parking facilities pursuant to this Lease are subject to the following conditions: (i) Landlord has made no representations or warranties with respect to the parking area, the number of spaces located therein or access thereto; (ii) Landlord reserves the right to reduce the number of spaces in the parking area by not more than ten percent (10%) of the then number of spaces in the parking area and/or change access thereto provided that the number of spaces specified in the BLI Rider continue to be available for Tenant’s use; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent (or any part thereof); (iii) Landlord has no obligation to provide a parking garage attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, unless such loss or damage is caused by Landlord, its agents, employees, or invitees; (iv) Tenant, its agents, employees and invitees, shall park their automobiles and other vehicles only where, and as designated from time to time by Landlord, within the parking area; (v) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers of any vehicles of Tenant, its agents and employees; and (vi) Landlord (or the operator of the parking area) may charge Tenant’s invitees and visitors) directly for the parking fee established by Landlord (or such operator) from time to time for the use of such parking area.

8. BUILDING SERVICES

A. General. The Premises shall be accessible to Tenant on a twenty-four (24) hour per day, seven (7) days per week, three hundred sixty-five (365) days per year basis, excluding emergency events which cause the Building to limit access to Tenant. In general, the services set forth below will be provided by Landlord at a service level set, defined and regulated by Landlord consistent with office buildings of similar quality to, and in the same immediate geographic area as, the Building. During the Lease Term, the regular business hours (“Business Hours”) of the Building will be 7:00 a.m. to 7:00 p.m., Monday through Friday, and on Saturday, 8:00 a.m. to 1:00 p.m., except holidays generally recognized by state and federal governments or as may be shortened in accordance with applicable policies or regulations adopted by any utility company servicing the Building or government. Landlord reserves the right to increase the Business Hours. The Building will be accessible to Tenant, its subtenants, agents, servants, employees, contractors, invitees or licensees (collectively, “Tenant’s Agents”) twenty-four hours per day, seven days per week except in the case of temporary closure due to emergencies, repairs, casualty, governmental or quasi-governmental requirements or as Landlord reasonably deems necessary in order to prevent damage or injury to person or property.

B. Services to be Provided by Landlord.

(1) Janitorial Service. Landlord agrees to provide during the Lease Term janitorial services for the Premises customarily provided in office buildings of similar quality to and in the same immediate geographic area as the Building. Janitorial services will be provided after Business Hours at the Building, but no janitorial services will be provided on Saturdays, Sundays and holidays generally recognized by state and federal government. Should Tenant require additional janitorial services beyond those customarily provided by Landlord, Tenant may request same in writing from Landlord and if Landlord agrees to provide such services, Tenant will be billed for same by Landlord at a reasonable rate, as determined by Landlord, and those costs and expenses when billed will be Additional Rent due under this Lease.

(2) Electricity. During the Lease Term, electric power will be available for the purposes of lighting and general office equipment use in amounts consistent with Building standard electrical capacities for the hours of 7:00 am – 8:00 pm Monday – Friday (“Tenant’s Business Hours”). The Building standard mechanical and electrical systems are designed to accommodate loads generated by lights and office equipment such as typewriters, dictating equipment, photocopy equipment, etc., up to the standard maximum capacities as set forth in the Work Letter attached hereto as Exhibit “B”. In the event Tenant’s use of the Premises requires more electrical power than set forth above, whether by intensity of use, load or type of equipment, Tenant may then be billed for such additional use and such billings will be billed to Tenant as Additional Rent. Landlord will utilize Landlord’s customary method of billing Tenant for excess electrical power consumption at the standard utility rates charged by the electric service provider. At Landlord’s option, Landlord, at Tenant’s expense, may have an engineer estimate Tenant’s usage, and bill Tenant at standard utility rates for the excess usage or install a submeter for the purposes of monitoring Tenant’s excess power consumption. Landlord and Tenant agree that Landlord’s implementation of the electrical monitoring and billing procedures set forth herein shall in no way be construed so as to deem Landlord a private or public utility company. Landlord reserves the right, after Business Hours, to turn off all unnecessary lighting in the unoccupied areas of the Building to minimize the energy consumption of the Building in the Common Areas and the Premises. Landlord reserves the right, after Tenant’s Business Hours, to turn off all unnecessary lighting in the unoccupied areas of the Premises to minimize the energy consumption of the Building in the Premises.

(3) HVAC Services. Landlord agrees to provide, during Tenant’s Business Hours, heating, ventilating and air conditioning for the purposes of comfort control. Except for HVAC service provided to Tenant’s server room on the 9th floor, Landlord and Tenant agree that Landlord’s HVAC system is not designed to cool machinery and equipment. The HVAC system installed for use in Tenant’s server rooms shall be separately metered for electricity usage and billed to Tenant as Additional Rent. If Tenant requires additional HVAC services for comfort control at times other than during Tenant’s Business Hours, Landlord will bill Tenant as Additional Rent for the number of hours used at Landlord’s then standard prevailing rate for after-hours use of HVAC services as of the date of the execution of this Lease. The current charge for after-hours operation (to include HVAC, lighting, water, sewer and elevator service) is Fifty Dollars ($50.00) per hour, subject to adjustment as hereinabove provided. This rate will be subject to change during the Lease Term in Landlord’s discretion based upon operational costs and expenses, including wear and tear on the system and its components. The HVAC air distribution system and control system will remain under the control of Landlord, who will regulate the systems’ setting and adjustment. At Landlord’s option, Landlord may secure HVAC controls (thermostats) in lockable metal boxes to regulate the efficiency and use of the system. Tenant agrees that Landlord will have complete control over the setting and regulation of all air distribution, vents, vanes and dampers so as to provide comfortable working conditions.

(4) Water and Sewer. Landlord agrees to provide municipally supplied cold water and sewer services to the Common Areas for lavatory purposes.

(5) Elevator Service. Landlord will provide elevator service during Tenant’s Business Hours and, Landlord shall provide restricted elevator service during hours other than Business Hours.

C. Interruption of Services. It is understood and agreed that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption except that such interruption shall not be for a period of time longer than required to reasonably reinstate such services. Tenant acknowledges that any one or more of such services may be suspended by reason of accident or repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or other causes beyond the control of Landlord. No such interruption or discontinuance of service will be deemed an eviction or relieve Tenant from the responsibility of performing any of Tenant’s obligations under this Lease or render Landlord liable to Tenant for damages or abatement of Rent. Notwithstanding the foregoing, if: (i) such utility service is interrupted because of the acts of Landlord, its employees, agents or contractors; (ii) Tenant notifies Landlord of such interruption; (iii) such interruption does not arise in whole or in part as a result of an act or omission of Tenant or its agents; (iv) such interruption is not caused by a fire or other casualty; (v) the repair or restoration of such service is reasonably within the control of Landlord; and (vi) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of it business) and Tenant in fact ceases to use the Premises, or material portion thereof, then, Tenant’s sole remedy for such interruption shall be as follows: 24 hours after the commencement of the interruption of service to the Premises (or material portion thereof) and the Premises become untenantable, the Rent payable hereunder shall be abated on a per diem basis for each day after said 24 hour period based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and such abatement shall continue until the date the Premises become tenantable again.

D. Sorting and Separation of Refuse and Trash. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation, and recycling of waste products, garbage, refuse and trash. Tenant shall, as required, sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse, and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at the Landlord’s option, be removed from the Premises in accordance with a collection schedule prescribed by law. Landlord reserves the right to refuse to collect or accept from Tenant any waste products, garbage, refuse or trash that is not separated and sorted and required by law, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section, and, at Tenant’s sole cost and expense shall indemnify, defend, and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims and suits arising from such non-compliance, utilizing counsel reasonably satisfactory to Landlord.

E. Utility Deregulation. Landlord has advised Tenant that presently Jacksonville Electric Authority (Electric Service Provider) is the utility company selected by Landlord to provide utility service for the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electric service (such a company shall hereinafter be referred to as an Alternate Service Provider) or continue to contract for service from the Electric Service Provider.

9. SECURITY. With respect to security for the Building and the parking garage(s), Landlord and Tenant hereby agree as follows:

A. Landlord’s Responsibilities. Landlord shall: (i) install a system to limit access to the Building and parking garage, (ii) respond to Building alarms and/or reports of an emergency nature on a twenty-four (24) hour basis, and (iii) provide a security escort service to the parking garage after Business Hours.

B. Tenant’s Responsibilities. Tenant shall: (i) abide by all policies, procedures and rules and regulations for use of the access system, (ii) report promptly the loss or theft of all keys which would permit unauthorized entrance to the Premises, Building or parking garage(s), (iii) report to Landlord the employment or discharge of employees and their vehicle’s make, model, and license number, (iv) promptly report to Landlord door-to-door solicitation or other unauthorized activity in the Building, and (v) promptly inform the Landlord’s Building manager in the event of a break-in or other emergency.

C. Interruption of Security. Tenant acknowledges that the above security provisions may be suspended or modified at Landlord’s sole discretion or as a result of causes beyond the reasonable control of Landlord. No such interruption, discontinuance or modification of security service will constitute an eviction, constructive eviction, or a disturbance of Tenant’s use and possession of the Premises, and further, no interruption, discontinuance or modification of security service will render Landlord liable to Tenant or third-parties for damages, abatement of Rent, or otherwise, or relieve Tenant of the responsibility of performing Tenant’s obligations under this Lease.

10. REPAIRS, MAINTENANCE AND UTILITIES

A. Landlord’s Responsibilities. During the Lease Term, Landlord shall define, set, and maintain the level of repairs and maintenance for the Building, the Common Areas, and all other areas serving the Building, in a manner comparable to office buildings of similar quality to and in the immediate geographic area of the Building. Landlord’s responsibilities with respect to this paragraph are as follows: (i) the structural and roof systems of the Building, (ii) the Building standard electrical and mechanical systems, (iii) the primary water and sewer systems of the Building, (iv) the Building Common Areas and the common area furniture, fixtures, and equipment, (v) the landscaped areas in and about the Building, (vi) replacement of Building standard fluorescent light bulbs in the Common Areas, (vii) all maintenance , repair and replacement of the Common Areas and (viii) HVAC.

B. Tenant’s Responsibilities. During the Lease Term, Tenant will repair and maintain the following at Tenant’s expense:

(1) The interior portion of the demising walls, the interior partition walls of the Premises and their wall-covering, and the entry door to the Premises.

(2) The electrical and mechanical systems not considered Building standard which have been installed by either Landlord or Tenant, for the exclusive use and benefit of Tenant. The following examples are for clarification and are not all inclusive: (a) electrical services for computers or similar items, (b) projection room equipment such as dimmers, curtains, or similar items, (c) water closet plumbing, kitchen plumbing or similar items, (d) HVAC for other than comfort cooling in the Premises security systems for the Premises, (e) telephone system for the Premises; and (f) other similar systems.

(3) Except for the janitorial services to be provided by Landlord, if any, as set forth in this Lease, the repair and maintenance of the floor covering of the Premises, including VCT flooring, ceramic tiles, marble, wood flooring, or similar coverings, shall be performed by Tenant, at Tenant’s expense.

(4) All cabinets and millwork (regardless of ownership) so long as said cabinets and millwork are for the exclusive use and benefit of Tenant.

(5) All other personal property, improvements or fixtures, except any of same expressly designated in this Lease as those which Landlord shall maintain. Those items to be repaired and maintained by Tenant include, but are not limited to, the following: (a) ceiling tiles and ceiling grid, (b) molding or other woodwork and paneling, (c) light fixtures and bulbs, (d) draperies, blinds or wall hangings, (e) glass partition walls, (f) water closets and kitchen areas, (g) doors and lockset, and (h) vaults, safes, or secured areas. For the aforesaid items, Landlord may elect, with Tenant’s approval (which approval will not be unreasonably withheld) to maintain and repair same at Tenant’s expense and Tenant will be billed for same as Additional Rent.

C. Repairs and Maintenance; Miscellaneous. Notwithstanding anything to the contrary in this Lease, Landlord shall have no responsibility to repair or maintain the Building, any of its components, the Common Areas, the Premises, or any fixture, improvement, trade fixture, or any item of personal property contained in the Building, the Common Areas, and/or the Premises if such repairs or maintenance are required because of the occurrence of any of the following: (i) the acts, misuse, improper conduct, omission or negligence of Tenant or Tenant’s Agents. Should Landlord, at its sole option, elect to make repairs or maintenance occasioned by the occurrence of any of the foregoing, Tenant shall pay as Additional Rent all such costs and expenses incurred by Landlord. Any such Additional Rent not promptly paid to the Landlord within five (5) days of a billing of said Additional Rent to the Tenant shall bear interest at twelve percent (12%), and if not paid within ten (10) days thereafter shall constitute a default of this Lease availing Landlord of remedies provided in Section 24 hereof. Landlord shall have the right to approve in advance all work, repair, maintenance or otherwise, to be performed under this Lease by Tenant and all of Tenant’s repairmen, contractors, subcontractors and suppliers performing work or supplying materials. Tenant shall be responsible for all permits, inspections and certificates for accomplishing the above. Tenant shall obtain lien waivers for all work done in or to the Premises.

11. TENANT’S ALTERATIONS

A. General. During the Lease Term, Tenant will make no alterations, additions or improvements in or to the Premises or the Building, of any kind or nature, including, but not limited to, alterations, additions or improvements in, to, or on, telephone or computer installations (any and all of such alterations, additions or improvements other than those set forth in the Work Letter attached hereto are collectively referred to in this Lease as the “Alteration(s)”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided however, that Landlord may withhold its consent in its reasonable discretion if: (a) the cost of the work will exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00); (b) a building permit will be required; or (c) if there will be any material modifications to any exterior or structural components of the Building or any of the Building’s operating systems, including, without limitation, heating, ventilating, air conditioning, plumbing, electrical, and other operating systems. In connection with Tenant’s request for Landlord’s consent under this Lease, Tenant shall pre-pay to Landlord the sum of Two Hundred Fifty and 00/100 Dollars ($250.00) for Landlord’s review of applicable documents and plans. Tenant also shall reimburse Landlord for any third-party costs and expenses incurred or to be incurred by Landlord related to such review within ten (10) days of receipt of Landlord’s statement therefore. Tenant shall submit to Landlord detailed drawings and plans of the proposed Alterations at the time Landlord’s consent is sought. Should Landlord consent to any proposed Alterations by Tenant, such consent will be conditioned upon Tenant’s agreement to comply with all requirements established by Landlord, including safety requirements and the matters referenced in Section 21 of this Lease. As stated herein, all Alterations made hereunder will become Landlord’s property when incorporated into or affixed to the Building. However, at Landlord’s option, Landlord may, at the expiration of the Lease Term, require Tenant, at Tenant’s expense, to remove Alterations made by or on behalf of Tenant and to restore the Premises to their original condition.

12. LANDLORD’S ADDITIONS AND ALTERATIONS. Landlord has the right to make changes in and about the Building, garages and parking areas, including, but not limited to, signs, entrances, address or name of Building. Such changes may include, but not be limited to, rehabilitation, redecoration, refurbishment and refixturing of the Building and expansion of or structural changes to the Building. The right of Tenant to quiet enjoyment and peaceful possession given under the Lease will not be deemed breached or interfered with by reason of Landlord’s actions pursuant to this section so long as such actions do not materially deprive Tenant of its use and enjoyment of the Premises.

13. ASSIGNMENT AND SUBLETTING

A. Landlord’s Consent Required. Except as provided below with respect to assignment of this Lease, Tenant will not effect a Transfer, (as herein defined) without first obtaining the consent of Landlord, which consent Landlord shall not unreasonably withhold provided that all of the requirements of subsection B, of this Section 13 are satisfied. As used in this Section 13, any of the following shall be deemed to be a Transfer: (i) an assignment of this Lease, in whole or in part; (ii) any sublet of all or any part of the Premises; (iii) any license allowing anyone other than Tenant to use or occupy all or any part of the Premises; (iv) any pledge or encumbrance by mortgage or other instrument of Tenant’s interest in this Lease; (v) any transfer of corporate shares as described in subsection C., of this Section 13; or (vi) any transfer of partnership interest as described in subsection D., of this Section 13. Consent by Landlord to any Transfer shall not constitute a waiver of the requirement for such consent to any subsequent Transfer. In lieu of approving any Transfer, Landlord may elect to terminate this Lease as to the portion of the Premises affected by such Transfer (together with such additional portion of the Premises needed by Landlord to render the terminated portion marketable) by giving Tenant notice of such election, in which event this Lease and the rights and obligations of the parties hereunder shall cease as of a date set forth in such notice which date shall not be less than sixty (60) days after the date of such notice. Tenant’s allotted parking spaces shall be proportionately reduced based on the amount of space recaptured by Landlord. In the event of any such termination, all Rent (other than any Additional Rent due Landlord by reason of Tenant’s failure to perform any of its obligations hereunder) shall be adjusted as of the date of such termination.

B. Conditions for Transfer Approval. Tenant recognizes that this Lease and the Premises are unique, and that the nature and character of the operations within and management of the Premises are important to the success of the Building. Accordingly, Landlord shall be entitled to arbitrarily withhold its consent to any Transfer, unless all of the following conditions are satisfied, in which event, Landlord agrees that it shall not unreasonably withhold its consent to the Transfer in question:

(1) At the time consent is requested, or at any time prior to the granting of consent, Tenant is not in default under this Lease beyond any applicable grace or cure period.

(2) In Landlord’s reasonable judgment, the proposed assignee or subtenant or occupant is engaged in a business or activity, which (a) is in keeping with the then standards of the Building, (b) is limited to the use of the Premises as general and executive office, (c) will not violate any negative covenant as to use contained in any other lease of office space in the Building, (d) will not entail any alterations which would lessen the value of the leasehold improvements in the Premises, (e) will not result in an increased burden on the Building, the Premises and systems and structures thereof, (f) will not cause an increase in insurance premiums for insurance policies applicable to the Building, or (g) will not impair the dignity, reputation or character of the Building.

(3) No portion of the Building or Premises would become subject to additional or different governmental laws and regulations including, without limitation, the ADA and Title 24.

(4) The proposed assignee or sublessee is not an existing tenant or affiliate of an existing tenant of the Building and Landlord is not negotiating with, and has not at any time within the past sixty (60) days negotiated with, the proposed assignee or sublessee for space in the Building.

(5) The proposed use is not prohibited by law or by any provision of this Lease, including, without limitation, the rules and regulations then in effect.

(6) The proposed assignee or subtenant or occupant is a reputable person of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(7) The form of the proposed sublease or instrument of assignment or occupancy shall be reasonably satisfactory to Landlord, and shall comply with the applicable provisions of this Paragraph;

(8) The Transfer requested shall not, in view of all previous approved Transfers, render the Premises occupied by more than three (3) different occupying transferees;

(9) The proposed subtenant or assignee or occupant shall not be a governmental agency, and shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of the State of Florida;

(10) Such transferee shall assume in writing, in a form acceptable to Landlord, all of Tenant’s obligations hereunder and Tenant shall provide Landlord with a copy of such assumption/transfer document;

(11) Tenant shall pay to Landlord a fee of One Thousand and 00/100 Dollars ($1,000.00) prior to the effective date of the Transfer in order to reimburse Landlord for all of its internal costs and expenses incurred with respect to the Transfer, including, without limitation, costs incurred in connection with the review of financial materials, meetings with representative of transferor and/or transferee and preparation, review, approval and execution of the required transfer documentation, and, in addition, Tenant shall reimburse Landlord for any out-of-pocket costs and expenses incurred with respect to such Transfer, the foregoing shall hereinafter be referred to as the Transfer Fee;

(12) As of the effective date of the Transfer and continuing throughout the remainder of the Term, the Base Rent shall not be less than the Base Rent set forth in the BLI Rider;

(13) Tenant to which the Premises were initially leased shall continue to remain liable under this Lease for the performance of all terms, including but not limited to, payment of Rent due under this Lease, unless however, in the instance of an assignment, the proposed assignee exhibits to

Landlord’s reasonable satisfaction that it has a net worth at least equal to that of Tenant, in which case Tenant shall be released of liability under this Lease;

(14) N/A;

(15) Each of Landlord’s Mortgagees shall have consented in writing to such Transfer; and

(16) Tenant shall give notice of a requested Transfer to Landlord, which notice shall be accompanied by (a) a conformed or photostatic copy of the proposed assignment or sublease, the effective or commencement date of which shall be at least sixty (60) days after the giving of such notice, (b) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (c) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report, and (d) such other information as Landlord may reasonably request.

(17) Upon request, the Assignee (in the case of a proposed assignment) or Tenant (in the case of a proposed sub-letting) will increase the original Security Deposit hereunder in such amount as Landlord may reasonably require (or if no security was initially deposited hereunder), or posted with Landlord such Security Deposit as Landlord may require.

C. Transfer of Corporate Shares. If Tenant is a corporation other than a corporation the outstanding voting stock of which is listed on a “national securities exchange,” as defined in the Securities Exchange Act of 1934, and if at any time after execution of this Lease any part or all of the corporate shares shall be transferred by sale, assignment, bequest, inheritance, operation of law or other disposition (including, but not limited to, such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency, or other proceedings) so as to result in a change in the present control of said corporation by the person(s) now owning a majority of said corporate shares, a Transfer shall be deemed to have occurred. Tenant shall give Landlord notice that such Transfer is imminent at least fifteen (15) days prior to the date of such Transfer. If any such Transfer is made (and regardless of whether Tenant has given notice of same), Landlord may elect to terminate this Lease at any time thereafter by giving Tenant notice of such election, in which event this Lease and the rights and obligations of the parties hereunder shall cease as of a date set forth in such notice which date shall not be less than sixty (60) days after the date of such notice. In the event of any such termination, all Rent (other than any Additional Rent due Landlord by reason of Tenant’s failure to perform any of its obligations hereunder) shall be adjusted as of the date of such termination.

D. Intentionally deleted.

E. Acceptance of Rent from Transferee. The acceptance by Landlord of the payment of Rent following any assignment or other transfer prohibited by this Section 13 shall not be deemed to be a consent by Landlord to any such assignment or other transfer nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder.

F. Additional Provisions Respecting Transfers. Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other Transfer or agreement for possession, use or occupancy of all or any portion of the Premises, which provides for Rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. There shall be no deduction from the Rent payable under any sublease or other Transfer nor from the amount thereof passed on to any person or entity, for any expenses or costs related in any way to the subleasing or Transfer of any interest under this Lease.

G. Transfer Consideration is Additional Rent. If Landlord shall consent to any Transfer, Tenant shall in consideration therefor, pay to Landlord as Additional Rent an amount equal to the Transfer Consideration. For purposes of this paragraph, the term Transfer Consideration shall mean in any Lease Year (i) any rents, additional charges or other consideration payable to Tenant by the transferee of the Transfer which is in excess of the Base Rent and Overhead Rent less any reasonable, verified marketing costs attributable to the Transfer accruing during such Lease Year, (ii) all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property in excess of the fair market sale or rental value thereof as of the date of the Transfer, and (iii) all sums paid for services provided by Tenant to the transferee (including, without limitation, secretarial, word processing, receptionist, conference rooms, and library) in excess of the fair market value of such services. The Transfer Consideration shall be paid to Landlord as and when paid by the transferee to Tenant. Landlord shall have the right to audit Tenant’s books and records upon reasonable notice to determine the amount of Transfer Consideration payable to Landlord. In the event such audit reveals an understatement of Transfer Consideration in excess of five percent (5%) of the actual Transfer Consideration due Landlord, Tenant shall pay the full amount of the understatement and for the cost of such audit within ten (10) days after Landlord’s written demand for same.

H. New Directory Isn’t Consent to Sublet/Assignment. The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building’s tenant directory in the lobby or elevator, or elsewhere, shall not: (i) constitute a waiver of Landlord’s right to withhold consent to any sublet or assignment pursuant to this Section 13; (ii) be deemed an implied consent by Landlord to a sublet of the Premises or any portion thereof, to any assignment or transfer of the Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of the Lease; or (iii) operate to vest any right or interest in the Lease or in the Premises. Any such listing as described in this Section 13.H. shall constitute a privilege extended by Landlord to Tenant, and shall be immediately revocable at Landlord’s will by notice to Tenant.

I. Annual Certification. Upon the execution of this Lease and upon each succeeding anniversary date, or at any sooner time requested by Landlord, Tenant shall deliver to Landlord a statement, certified as being true and correct and verified by the corporate partnership or entity, secretary, as applicable, showing the names of all existing shareholders, partners or members as applicable, of record and their respective ownership interests as of that date.

J. Permitted Transfers. Notwithstanding Section 13(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Building, Landlord or other tenants of the Building. No later than five (5) business days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 13.

14. TENANT’S INSURANCE COVERAGE

A. Tenant shall, at its sole cost and expense, during the Lease Term, cause all improvements at any time located in the Premises (other than the Building standard tenant improvements) and all equipment and fixtures from time to time used or intended to be used in connection with the operation and maintenance of the Premises, to be insured for the mutual benefit of Landlord and Tenant against loss or damage by fire and against loss or damage by other risks now or hereafter included in an

All-Risk insurance policy, in an amount equal to the full insurable value thereof. All proceeds from such insurance shall be used for the repair or replacement of such improvements, equipment and fixtures.

B. All coverage shall be written on an occurrence basis and shall be primary and non-contributory over any insurance the Landlord may elect to provide on its behalf. Upon the commencement of the Lease Term, and upon renewal of such insurance coverage, Tenant shall deliver to the Landlord certified copies of Tenant’s insurance policies, or an original certificate of such insurance from the insurer providing a minimum of thirty (30) days’ notice of cancellation or modification, showing that all premiums have been paid for the full policy period. In the event Tenant shall fail to procure such insurance or to deliver such policies and certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as additional rent. All policies of insurance required to be carried by Tenant under this Section 12 shall be in form satisfactory to Landlord, shall name Landlord, Landlord’s mortgagee, Landlord’s managing agent and any other party designated by Landlord as additional insureds, shall be issued by responsible insurance companies which are licensed to do business in the State of Florida, and shall have a Best’s rating of a least AA and a financial rating of not less than AXII and have been approved in writing by Landlord. The policies shall contain cross-liability endorsements or their equivalent, and shall be for the mutual and joint benefit and protection of Landlord, Tenant and any other party designated by Landlord as an additional insured.

Notwithstanding any other provisions of this Lease, Tenant at its own expense, shall also maintain the following insurance coverage:

(1) Worker’s Compensation and Employer’s Liability. Tenant shall maintain Worker’s Compensation insurance sufficient to comply with all applicable State and/or Federal laws and an Employer’s Liability policy with a limit of not less than One Million Dollars ($1,000,000.00).

(2) Commercial General Liability. Tenant shall maintain a Commercial General Liability policy applying to the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant, or by any other occupant of the Premises with limits of liability not less than Two Million Dollars ($2,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) general aggregate for Bodily Injury and Property Damage and Three Million Dollars ($3,000,000.00) aggregate products/completed operations coverage. Such policy shall specifically name the Landlord, Landlord’s mortgagee and Landlord’s managing agent as additional insureds. Landlord may, at its discretion, request evidence of products insurance. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Tenant’s Commercial General Liability policy shall not provide for a deductible in excess of Two Thousand Dollars ($2,000.00) without the prior written approval of Landlord.

(3) Business Interruption. N/A.

(4) Property Insurance. Tenant shall maintain an All-Risk property insurance policy on all personal property, furniture and fixtures of Tenant and tenant improvements and betterments for not less than one hundred percent (100%) of the replacement cost of the same. Tenant’s property policy shall not provide for a deductible in excess of Two Thousand Dollars ($2,000.00) without the prior written approval of Landlord.

(5) Additional Insurance. Whenever good business practice, in Landlord’s reasonable judgment, indicates the need for additional insurance coverage or different types of insurance in connection with the Premises or Tenant’s use and occupancy thereof, Tenant shall, upon request, obtain such insurance at Tenant’s expense and provide Landlord with evidence thereof.

C. Except for items for which Landlord is responsible under the Work Letter, before any repairs, alterations, additions, improvements, or construction are undertaken by or on behalf of Tenant, Tenant shall carry and maintain at its expense, or Tenant shall require any contractor performing work in the Premises to carry and maintain, at no expense to Landlord, in addition to workers’ compensation insurance as required by the jurisdiction in which the Building is located, All Risk Builder’s Risk Insurance in the amount of the replacement cost of any alterations, additions or improvements (or such other amount reasonably required by Landlord) and Commercial General Liability Insurance (including, without limitation, Contractor’s Liability coverage), written on an occurrence basis with a minimum combined single limit of Two Million Dollars ($2,000,000.00) and adding the Owners of the Building and its (or their) respective members, principals, beneficiaries, partners, officers, directors, employees, managing agents, agents (and their respective members and principals) and mortgagee(s)(and any other designees of Landlord as the interest of such designees shall appear) as additional insureds.

D. Tenant shall not do or fail to do anything in, upon or about the Premises which will: (i) violate the terms of any of Landlord’s insurance policies; (ii) prevent Landlord from obtaining policies of insurance acceptable to Landlord or any mortgagees; or (iii) result in an increase in the rate of any insurance on the Premises, the Building, any other property of Landlord or of others in the Building. In the event of the occurrence of any of the events set forth in this Section 12(d), Tenant shall pay landlord, upon demand, as additional rent, the cost of the amount of any increase in any such insurance premium, provided that the acceptance by Landlord of such payment shall not be construed as a waiver of any rights by Landlord in connection with a default by Tenant under the Lease.

E. Tenant shall, prior to and throughout the Lease Term, procure from each of its insurers under all policies of fire, theft, public liability, workers’ compensation and any other insurance policies of Tenant now or hereafter existing, pertaining in any way to the Premises or the Building or any operation therein, a waiver, as set forth in Section 13 of this Lease, of all rights of subrogation which the insurer might otherwise, if at all, have against the Landlord or any officer, agent or employee of Landlord (including, without limitation, Landlord’s managing agent).

15. LANDLORD’S INSURANCE COVERAGE

A. General. Landlord will at all times during the Lease Term maintain a policy or policies of insurance insuring the Building against loss or damage by fire, explosion or other hazards and contingencies typically covered by insurance for an amount acceptable to the mortgagees encumbering the Building. Landlord reserves the right to self insure in lieu of maintaining such policies.

B. Tenant’s Acts. Tenant will not do or permit anything to be done upon or bring or keep or permit anything to be brought or kept upon the Premises which will unreasonably increase Landlord’s rate of insurance on the Building. If by reason of the failure of Tenant to comply with the terms of this Lease, or by reason of Tenant’s occupancy (even though permitted or contemplated by this Lease), the insurance rate shall at any time be unreasonably higher than it would otherwise be, Tenant will reimburse Landlord for that part of all insurance premiums charged because of such violation or occupancy by Tenant. Tenant agrees to comply with any reasonable requests or recommendation made by Landlord’s insurance underwriter inspectors.

16. WAIVER OF RIGHT OF RECOVERY

A. General. Except as provided in section 39, neither Landlord nor Tenant shall be liable to the other for any damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. The provisions of this Section shall not limit the indemnification for liability to third parties pursuant to section 19. As used in this section 16. A., “damage” refers to any loss, destruction or other damage.

B. Exclusions. Tenant acknowledges that Landlord will not carry insurance on improvements, furniture, furnishings, trade fixtures, equipment installed in or made to the Premises by or for Tenant, and Tenant agrees that Tenant, and not Landlord, will be obligated to promptly repair any damage thereto or replace the same.

17. DAMAGE OR DESTRUCTION BY CASUALTY

A. Absolute Right to Terminate. If by fire or other casualty the Premises are damaged or destroyed to the extent of forty (40%) percent or more of the replacement cost thereof, or the Building is damaged or destroyed to the extent of forty (40%) percent or more of the replacement cost thereof, Landlord will have the option of terminating this Lease or any renewal thereof by serving written notice upon Tenant within one hundred eighty (180) days from the date of the casualty and any prepaid Rent or Additional Rent will be prorated as of the date of destruction and the unearned portion of such Rent will be refunded to Tenant without interest.

B. Qualified Right to Terminate. If by fire or other casualty either the Premises or the Building is damaged or destroyed to the extent of less than forty (40%) percent but more than twenty-five (25%) percent of the replacement cost of the Premises or the Building (as applicable) (or the Premises or Building are damaged to a lesser degree but section 17.C., does not apply because of the number of years remaining in the Lease Term), then Landlord may, so long as it treats Tenant and similarly situated tenants in a nondiscriminatory manner, either terminate this Lease by serving written notice upon Tenant within one hundred eighty (180) days of the date of destruction or Landlord may restore the Premises.

C. Obligation to Restore. If by fire or other casualty either the Premises or the Building is destroyed or damaged, but only to the extent of twenty-five (25%) or less of the replacement cost of the Premises or the Building (as applicable), and, also, the unexpired Lease Term, including any previously exercised renewal option, is more than three years, then Landlord will restore the Premises.

D. Rent Adjustments. In the event of restoration by Landlord, all Rent (as previously defined in this Lease), paid in advance shall be apportioned as of the date of damage or destruction and all such Rent as above described thereafter accruing shall be equitably and proportionately adjusted according to the nature and extent of the destruction or damage, pending substantial completion of rebuilding, restoration or repair. In the event the destruction or damage is so extensive as to make it unfeasible for Tenant to conduct Tenant’s business in the Premises, Rent under this Lease will be completely abated until the Premises are substantially restored by Landlord or until Tenant resumes use and occupancy of the Premises, whichever shall first occur. Landlord will not be liable for any damage to or any inconvenience or interruption of business of Tenant or any of Tenant’s Agents occasioned by fire or other casualty.

E. Qualifications. Said restoration, rebuilding or repairing will exist and will be at Landlord’s sole cost and expense, subject to the availability of applicable insurance proceeds. Landlord shall have no duty to restore, rebuild or replace Tenant’s personal property and trade fixtures, unless such casualty was caused by Landlord’s negligence. Notwithstanding anything to the contrary in this Lease, including, but not limited to this section 17. Landlord’s obligation(s) to repair, rebuild or restore the Building or the Premises shall exist (i) only to the extent of insurance proceeds received by Landlord in connection with the condition or event which gave rise to Landlord’s obligation to repair, rebuild or restore and/or (ii) only so long as the area unaffected by the casualty may, as determined by Landlord using reasonable business judgment, be restored as a profitable, self functioning unit.

18. CONDEMNATION AND EMINENT DOMAIN

A. Absolute Right to Terminate. If all or a material part of the Premises or the Building or the parking spaces is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are then being used, this Lease will terminate and the Rent and Additional Rent will be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Tenant will have no claim to the condemnation award.

B. Obligation to Restore. In the event an immaterial part of the Premises or the Building or the parking spaces is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in section 18.A. above, then Landlord shall, subject to the remaining provisions of this section, at Landlord’s expense, restore the Premises to the extent necessary to make them reasonably tenantable. The Rent and Additional Rent payable under this Lease during the unexpired portion of the Lease Term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall have no claim to the condemnation award with respect to the leasehold estate but, in a subsequent, separate proceeding, may make a separate claim for trade fixtures installed in the Premises by and at the expense of Tenant and Tenant’s moving expense. In no event will Tenant have any claim for the value of the unexpired Lease Term.

C. Qualifications. Notwithstanding the foregoing, Landlord’s obligation to restore exists (i) only if and/or to the extent, that the condemnation or similar award received by Landlord is sufficient to compensate Landlord for its loss and its restoration costs and/or (ii) the area unaffected by the condemnation or similar proceeding may, as determined by Landlord’s reasonable business judgment, be restored as a profitable, and self functioning unit.

19. LIMITATION OF LANDLORD’S LIABILITY; INDEMNIFICATION

A. Personal Property. All personal property placed or moved into the Building will be at the sole risk of Tenant or other owner. Landlord will not be liable to Tenant or others for any damage to person or property arising from environmental concerns, as hereafter defined, theft, vandalism, HVAC malfunction, the bursting or leaking of water pipes, any act or omission of any cotenant or occupant of the Building or of any other person, or otherwise unless caused by the act or neglect of Landlord.

B. Limitations. Notwithstanding any contrary provision of this Lease: (i) Tenant will look solely (to the extent insurance coverage is not applicable or available) to the interest of Landlord (or its successor as Landlord hereunder) in the Building for the satisfaction of any judgment or other judicial process requiring the payment of money as a result of any negligence or breach of this Lease by Landlord or its successor or of Landlord’s managing agent (including any beneficial owners, partners, corporations and/or others affiliated or in any way related to Landlord or such successor or managing agent) and Landlord has no personal liability hereunder of any kind, and (ii) Tenant’s sole right and remedy in any action or proceeding concerning Landlord’s reasonableness (where the same is required under this Lease) will be an action for declaratory judgment and/or specific performance.

C. Indemnity. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s employees, officers, directors and agents (“Landlord’s Agents”) from and against all claims, causes of actions, liabilities, judgments, damages, losses, costs and expenses, including reasonable attorneys’ fees and costs, including appellate proceedings and bankruptcy proceedings (collectively “Damages”), incurred or suffered by Landlord and arising from or in any way connected with the negligence or willful misconduct of Tenant or any of Tenant’s Agents, including, but not limited to, any breach of this Lease or any death, personal injury or property damage occurring in or about the Premises or the Building or arising from Environmental concerns, as hereafter defined. Tenant will reimburse Landlord upon request for all costs incurred by Landlord in the interpretation and enforcement of any provisions of this Lease and/or the collection of any sums due to Landlord under this Lease, including collection of agency fees, and reasonable attorneys’ fees and costs, regardless of whether litigation is commenced, and through all appellate actions and proceedings, including bankruptcy proceedings, if litigation is commenced. The foregoing claims, causes of actions, liabilities, judgments, damages, losses, costs and expenses shall include but not be limited to any of same arising from Tenant’s failure to comply with any of the requirements of Americans with Disabilities Act (“ADA”) within the Premises.

Subject to Section 16 hereof, Landlord agrees to indemnify and hold harmless Tenant and Tenant’s employees, officers, directors and agents (“Tenant’s Agents”) from and against Damages (i) arising from the negligence or willful misconduct of Landlord or any of Landlord’s Agents or any breach by Landlord of its obligations under this Lease, or (ii) for personal injuries or property damage occurring outside of the Premises within the Common Area or Building to the extent not caused by the gross negligence or willful misconduct of Tenant or Tenant’s Agents, or (iii) relating to Hazardous Substances that may exist at the Premises or the Building prior to the date of the Lease or that were not brought on to the Premises or the Building by the Tenant, its agents or contractors. Landlord will reimburse Tenant upon request for all costs reasonably incurred by Tenant in the interpretation and enforcement of any provisions of this Lease and/or the collection of any sums due to Tenant under this Lease, including collection of agency fees, and reasonable attorneys’ fees and costs, regardless of whether litigation is commenced, and through all appellate actions and proceedings, including bankruptcy proceedings, if litigation is commenced.

20. INTENTIONALLY DELETED

21. COMPLIANCE WITH LAWS AND PROCEDURES

A. Compliance. Tenant, at its sole cost, will promptly comply with all applicable laws, guidelines, rules, regulations and requirements, whether of federal, state, or local origin, applicable to the Premises and the Building, including, but not limited to, the Americans with Disabilities Act, 42 U.S.C. ‘ 12101 et seq, and those for the correction, prevention and abatement of nuisance, unsafe conditions, or other grievances arising from or pertaining to the use or occupancy of the Premises. Any Alterations to the Premises made by or on behalf of Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

B. Notice Prior to Work. Tenant shall provide thirty (30) days notice to Landlord prior to the performance by Tenant, Tenant’s Agents or contractors of any structural repairs, renovation and/or maintenance, to the Premises. Such notice shall include a detailed description of the work contemplated. Tenant shall not perform, or cause to be performed, any such repair, renovation and/or maintenance without the written consent of Landlord, and, if such consent is granted, the repair, renovation and/or maintenance must be performed in accordance with the terms of Landlord’s consent.

C. Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims or liability arising from the performance of the repair, renovation, and/or maintenance described above. This indemnity shall include, but not be limited to, claims or liabilities asserted against Landlord based upon negligence, strict liability or other liability by operation of law to any third party or government entity, and all costs, attorney’s fees, expenses, and liabilities incurred by Landlord in the defense of any such claim. Landlord shall defend any such claim at Tenant’s expense by counsel selected by Landlord.

22. RIGHT OF ENTRY. Landlord and its agents will have the right to enter the Premises during all reasonable hours to make necessary repairs to the Premises. In the event of an emergency, Landlord or its agents may enter the Premises at any time, without notice, to appraise and correct the emergency condition. Said right of entry will, after reasonable notice, likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions which do not conform to this Lease. Landlord or its agents will have the right to exhibit the Premises at any time, with reasonable prior notice to Tenant, to prospective tenants within one hundred and eighty days (180) before the Expiration Date of the Lease.

23. DEFAULT

A. Events of Default By Tenant. If (i) Tenant fails to pay Rent after the grace period of the due date (a Monetary Default); or (ii) Tenant fails to cure any other default, such as, but not limited to, the performance of any other covenant or agreement of this Lease, or any rules and regulations attached to this Lease, or promulgated by Landlord under this Lease (a Non-monetary Default); or (iii) Tenant, before the expiration of the Lease Term abandons any part of the Premises, or surrenders all or any part of the Premises prior to the Expiration Date without prior written notice, or (iv) Tenant fails to fulfill any of the material terms or conditions of this Lease or any other lease heretofore made by Tenant for space in the Building or (v) the appointment of a trustee or a receiver to take possession of all or substantially all of Tenant’s assets occurs, or if the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, occurs, or (vi) Tenant or any of its successors or assigns or any guarantor of this Lease (“Guarantor”) or surety of Tenant’s obligations should file any voluntary petition in bankruptcy, reorganization or arrangement, or an assignment for the benefit of creditors or for similar relief under any present or future statute, law or regulation relating to relief of debtors, or (vii) Tenant or any of its successors or assigns or any Guarantor should be adjudicated bankrupt or have an involuntary petition in bankruptcy, reorganization or arrangement filed against it, or (viii) Tenant shall permit, allow or suffer to exist any lien, judgment, writ, assessment, charge, attachment or execution upon Landlord’s or Tenant’s interest in this Lease or to the Premises, and/or the fixtures, improvements and furnishings located thereon; then, Tenant shall be in default hereunder, (ix) Tenant, before the Expiration Date and without the written consent of the Landlord ceases to conduct fully its business as specified in this Lease for a period of fifteen (15) days; or (x) the leasehold estate granted to Tenant by this Lease is taken on execution or other process of law or equity in any action against Tenant, then Tenant shall be in default hereunder. Landlord reserves the right to request and receive a current Financial Statement from the Tenant at any time that the Tenant shall receive a notice of default from the Landlord under this Lease, or in the absence of any such occurrence, not more than one (1) time per calendar year.

B. Tenant’s Grace Period. Notwithstanding anything contained in this Lease to the contrary, all Rent shall be paid within five (5) business days of its due date and provided that the default does not involve an Emergency that must be addressed in a shorter time frame, Tenant shall have a period of ten (10) days after notice from Landlord of a Non-monetary Default in which to cure the default. In addition, provided that the default does not involve an Emergency that must be addressed in a shorter time frame, this grace period shall be extended if the default is of the nature that it cannot be completely cured within ten (10) day period solely as a result of nonfinancial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate actions to cure the default within the ten (10) day period and those actions are thereafter diligently and continuously pursued by Tenant in good faith. In no event, however, shall the grace period exceed a total of thirty (30) days. If the Non-monetary Default is not cured prior to the expiration of the grace period, as extended, then Landlord may pursue all of its remedies. The notice of Non-monetary Default to be given under this subsection may be combined with the notice required under Section 83.20(3), Florida Statutes, or any successor statute and this Lease shall not be construed to require Landlord to give two separate notices to Tenant before proceeding with any remedies

C. Repeated Late Payment. Regardless of the number of times of Landlord’s prior acceptance of late payments and/or late charges, (i) if Landlord notifies Tenant twice in any six (6) month period that Base Rent or any Additional Rent has not been paid when due, including applicable grace periods, then any other late payment within such six (6) month period shall automatically constitute an Event of Default hereunder and (ii) the mere acceptance by Landlord of late payments in the past shall not, regardless of any applicable laws to the contrary, thereafter be deemed to waive Landlord’s right to strictly enforce this Lease, including Tenant’s obligation to make payment of Rent on the exact day same is due, against Tenant.

D. Landlord’s Default. If Tenant asserts that Landlord has failed to meet any of its obligations under this Lease, Tenant shall provide written notice (“Notice of Default”) to Landlord specifying the alleged failure to perform, and Tenant shall send by certified mail, return receipt requested, a copy of such Notice of Default to any and all mortgage holders, provided that Tenant has been previously advised of the address(es) of such mortgage holder(s). Landlord and/or such mortgage holder(s) shall have a thirty (30) day period after receipt of the Notice of Default in which to commence curing any non-performance by Landlord, and Landlord shall have as much time thereafter to complete such cure as is necessary so long as Landlord’s cure efforts are diligent and continuous.

E. Tenant’s Remedies. If Landlord fails in the performance of any of Landlord’s obligations under this Lease and such failure continues for fifteen (15) days after Landlord’s receipt of written notice thereof from Tenant (and an additional reasonable time after such receipt if (A)

such failure cannot be cured within such fifteen (15) day period, and (B) Landlord commences curing such failure within such fifteen (15) day period and thereafter diligently pursues the curing of such failure), then Tenant shall be entitled to exercise any remedies that Tenant may have at law or in equity.

24. LANDLORD’S REMEDIES FOR TENANT’S DEFAULT

A. Landlord’s Options. If Tenant is in default of this Lease, Landlord may, at its option, in addition to such other remedies as may be available under Florida law:

(1) terminate this Lease and Tenant’s right of possession; or

(2) terminate Tenant’s right to possession but not the Lease and/or proceed in accordance with any and all provisions of section 24 B. below.

B. Landlord’s Remedies. (i) Landlord may, except in instances of emergency, upon the order of the court of applicable jurisdiction without further notice re-enter the Premises without force or breach of the peace or otherwise dispossess Tenant by summary proceedings or otherwise, as well as the legal representative(s) of Tenant and/or other occupant(s) of the Premises, and remove their effects and hold the Premises as if this Lease had not been made, and/or at Landlord’s option; (ii) all Rent for the balance of the Term will, at the election of Landlord, be accelerated and the present worth of same for the balance of the Lease Term, net of amounts actually collected by Landlord, shall become immediately due thereupon and be paid, together with all expenses of every nature which Landlord may incur such as (by way of illustration and not limitation) those for attorneys’ fees, brokerage, advertising, and refurbishing the Premises in good order or preparing them for re-rental. For purposes of the preceding sentence, “present worth” shall be computed by discounting such amount to present worth at an interest rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Building; and/or at Landlord’s option; (iii) Landlord may re-let the Premises or any part thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Lease Term, and may grant concessions or free rent or charge a higher rent than that reserved in this Lease; and/or at Landlord’s option; (iv) Tenant or its legal representative(s) shall also pay to Landlord as liquidated damages any deficiency between the Rent and all Additional Rent hereby reserved and/or agreed to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Lease Term.

25. LANDLORD’S RIGHT TO PERFORM FOR TENANT’S ACCOUNT. If Tenant fails to observe or perform any term or condition of this Lease within the grace period, if any, applicable thereto, then Landlord may immediately or at any time thereafter perform the same for the account of Tenant. If Landlord makes any expenditure or incurs any obligation for the payment of money in connection with such performance for Tenant’s account (including reasonable attorneys’ fees and costs in instituting, prosecuting and/or defending any action or proceeding through appeal), the sums paid or obligations incurred, with interest at eighteen (18%) percent per annum, will be paid by Tenant to Landlord within ten (10) days after rendition of a bill or statement to Tenant. In the event Tenant in the performance or non-performance of any term or condition of this Lease should cause an emergency situation to occur or arise within the Premises or in the Building, Landlord will have all rights set forth in this Section immediately without the necessity of providing Tenant any advance notice.

26. LIENS

A. General. In accordance with the applicable provisions of the Florida Mechanic’s Lien Law and specifically Florida Statutes, Section 713.10, no interest of Landlord whether personally or in the Premises, or in the underlying land or Building of which the Premises are a part or the leasehold interest aforesaid shall be subject to liens for improvements made by Tenant or caused to be made by Tenant hereunder. Further, Tenant acknowledges that Tenant, with respect to improvements or alterations made by Tenant or caused to be made by Tenant hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating Landlord’s liability for such liens.

B. Default. Notwithstanding the foregoing, if any mechanic’s lien or other lien, attachment, judgment, execution, writ, charge or encumbrance is filed against the Building or the Premises or this leasehold, or any alterations, fixtures or improvements therein or thereto, as a result of any work action or inaction done by or at the direction of Tenant or any of Tenant’s Agents, Tenant will discharge same of record within ten (10) days after the filing thereof, failing which Tenant will be in default under this Lease. In such event, without waiving Tenant’s default, Landlord, in addition to all other available rights and remedies, without further notice, may discharge the same of record by payment, bonding or otherwise, as Landlord may elect, and upon request Tenant will reimburse Landlord for all costs and expenses so incurred by Landlord plus interest thereon at the rate of Eighteen (18%) percent per annum.

27. NOTICES. Notices to Tenant under this Lease will be addressed to Tenant and mailed or delivered to the address set forth for Tenant in the BLI Rider. Notices to Landlord under this Lease (as well as the required copies thereof) will be addressed to Landlord (and its agents) and mailed or delivered to the address set forth in the BLI Rider. Notices will be personally delivered or given by registered or certified mail, return receipt requested. Notices delivered personally will be deemed to have been given as of the date of delivery and notices given by mail will be deemed to have been given forty-eight (48) hours after the time said properly addressed notice is placed in the mail. Each party may change its address from time to time by written notice given to the other as specified above.

28. MORTGAGE; ESTOPPEL CERTIFICATE; SUBORDINATION. Landlord has the unrestricted right to convey, mortgage and refinance the Building, or any part thereof. Tenant agrees, within fifteen (15) days after notice, to execute and deliver to Landlord or its mortgagee or designee such instruments as Landlord or its mortgagee may require, certifying the amount of the Security Deposit and whether this Lease is in full force and effect, and listing any modifications. This estoppel certificate is intended to be for the benefit of Landlord, any purchaser or mortgagee of Landlord, or any purchaser or assignee of Landlord’s mortgage. The estoppel certificate will also contain such other information as Landlord or its designee may request. This Lease is and at all times will be subject and subordinate to all present and future mortgages or ground leases which may affect the Building and/or the parking garage(s), and to all recastings, renewals, modifications, consolidations, replacements, and extensions of any such mortgage(s), and to all increases and voluntary and involuntary advances made thereunder. The foregoing will be self-operative and no further instrument of subordination will be required. In the event that the holder (“Lender”) of any encumbrance (“Mortgage”) on the Building or any other person acquires title to the Building pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure (the Lender, any other such person and their participants, successors and assigns being referred to herein as the “Purchaser”), Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as its new Landlord, and except as provided below, this Lease shall continue in full force and effect as a direct Lease between Tenant and Purchaser, except that, notwithstanding anything to the contrary herein or in the Lease, the provisions of the Mortgage will govern with respect to the disposition of proceeds of insurance policies or condemnation or eminent domain awards. So long as the Lease is in full force and effect and Tenant is not in default under any provision of this Lease, and no event has occurred that has continued to exist for a period of time (after notice, if any, required by this Lease) as would entitle Landlord to terminate this Lease or would cause without further action by Landlord, the termination of this Lease or would entitle Landlord to dispossess the Tenant thereunder:

A. The right of possession of Tenant to the Premises shall not be terminated or disturbed by any steps or proceedings taken by Lender in the exercise of any of its rights under the Mortgage or the indebtedness secured thereby;

B. This Lease shall not be terminated or affected by said exercise of any remedy provided for in the Mortgage, and any sale by Lender of the Building pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, shall be made subject to this Lease and the rights of Tenant hereunder.

C. Without waiving any rights or claims of actions Tenant may have against Landlord, in no event shall Lender be:

(1) liable for any act or omission of Landlord or any prior landlord;

(2) liable for the return of any security deposit unless the security deposit shall have been assigned to the Lender;

(3) bound by any payment or rent or additional rent that Tenant might have paid to Landlord or any prior landlord for more than the current month; or

(4) bound by any amendment or modifications of the Lease made without Lender’s or such other Purchaser’s prior written consent.

D. Provided that Landlord has previously notified Tenant of Lender’s address for notice, Tenant agrees to give prompt written notice to Lender of any default by Landlord that would entitle Tenant to cancel this Lease, and agrees that notwithstanding any provision of this Lease, no notice of cancellation thereof given on behalf of Tenant shall be effective unless Lender has received said notice and has failed within thirty (30) days of the date of receipt thereof to cure Landlord’s default, or if the default cannot be cured within thirty (30) days, has failed to commence and to diligently pursue the cure of Landlord’s default which gave rise to such right of cancellation. Tenant further agrees to give such notices to any successor of Lender, provided that such successor shall have given written notice to Tenant of its acquisition of Lender’s interest in the Mortgage and designated the address to which such notices are to be sent.

E. Tenant acknowledges that Landlord may execute and deliver to Lender an Assignment of Leases and Rents conveying the rentals under this Lease as additional security for the loan secured by the Mortgage, and Tenant hereby expressly consents to such Assignment.

F. Tenant agrees that it will not, without the prior written consent of Lender, do any of the following, and any such purported action without such consent shall be void as against Lender:

(1) modify this Lease or any extensions or renewals thereof in such a way as to reduce the Rent, accelerate Rent payments, shorten the original term, or change any renewal option, except as provided by its terms;

(2) terminate this Lease except as provided by its terms; or

(3) tender or accept a surrender of this Lease or make prepayment in excess of one month of rent thereunder.

G. Tenant agrees to certify in writing to Lender, upon request, whether or not any default on the part of Landlord exists and the nature of any such default.

H. The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of Lender or Tenant. However, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn such other instruments as either shall request in order to effectuate said provisions.

29. ATTORNMENT AND MORTGAGEE’S REQUEST

A. Attornment. If any mortgagee of the Building comes into possession or ownership of the Premises, or acquires Landlord’s interest by foreclosure of the mortgage or otherwise, upon the mortgagee’s request Tenant will attorn to the mortgagee.

B. Mortgage Modification. If a mortgagee of the Building requests modifications to this Lease as a condition to disbursing any monies to be secured by the mortgage, Tenant agrees that within fifteen (15) days after request by the mortgagee Tenant will execute, acknowledge and deliver to the mortgagee an agreement, in form and substance satisfactory to the mortgagee, evidencing such modifications, provided they do not increase Tenant’s obligations under this Lease or materially adversely affect the leasehold interest created by this Lease.

C. Estoppel Letter. Tenant agrees that within fifteen (15) days after request by any mortgagee of the Building, Tenant will execute, acknowledge and deliver to the mortgagee a notice in form and substance satisfactory to the mortgagee (as prepared by Landlord), setting forth such information as the mortgagee may require with respect to this Lease and/or the Premises. If for any reason Tenant does not timely comply with the provisions of this paragraph, Tenant will be deemed to have confirmed that this Lease is in full force and effect with no defaults on the part of either party and without any right of Tenant to offset, deduct or withhold any Rent or Additional Rent.

30. TRANSFER BY LANDLORD. If Landlord’s interest in the Building terminates by reason of a bona fide sale or other transfer, Landlord will, upon transfer of the Security Deposit to the new owner, thereupon be released from all further liability to Tenant under this Lease, for matters that occur subsequent to said sale or other transfer. At the expiration or termination of the Lease Term, Tenant shall deliver to Landlord all keys to the Premises and make known to Landlord the location and combination of all safes, locks and similar items.

31. SURRENDER OF PREMISES; HOLDING OVER

A. Surrender. Tenant agrees to surrender the Premises to Landlord on the Expiration Date (or sooner termination of the Lease Term pursuant to other applicable provisions hereof) in as good condition as they were at the commencement of Tenant’s occupancy, ordinary wear and tear, and damage by fire and windstorm excepted.

B. Restoration. In all events, Tenant will promptly restore all damage caused in connection with any removal of Tenant’s personal property. Tenant will pay to Landlord, upon request, all damages that Landlord may suffer on account of Tenant’s failure to surrender possession as and when aforesaid and will indemnify Landlord against all liabilities, costs and expenses (including all reasonable attorneys’ fees and costs if any) arising out of Tenant’s delay in so delivering possession, including claims of any succeeding tenant.

C. Removal. Upon expiration of the Lease Term, Tenant will not be required to remove from the Premises Building standard items, all of such Building standard items are the property of Landlord.

D. Holdover. If Tenant shall be in possession of the Premises after the expiration of the Term, in the absence of any agreement extending the Term, the tenancy under this Lease shall become one from month to month, terminable by either party on thirty (30) days prior notice, and shall be subject to all of the terms and conditions of this Lease as though the Term had been extended from month to month, except that (i) the Base Rent payable hereunder for each month during said holdover period shall be equal to one hundred fifty (150%) the monthly installment of Base Rent payable during the last month of the Term and (ii) all Overhead Rent payable hereunder shall be prorated for each month during such holdover period.

E. No Surrender. No offer of surrender of the Premises, by delivery to Landlord or its agent of keys to the Premises or otherwise, will be binding on Landlord unless accepted by Landlord, in writing, specifying the effective surrender of the Premises. At the expiration or termination of the Lease Term, Tenant shall deliver to Landlord all keys to the Premises and make known to Landlord the location and combinations of all locks, safes and similar items. No receipt of money by Landlord from Tenant after the Expiration Date (or sooner termination) shall reinstate, continue or extend the Lease Term, unless Landlord specifically agrees to same in writing signed by Landlord at the time such payment is made by Tenant.

F. If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, Tenant shall remove its personal property from the Premises. If Tenant fails to remove its personal property, Landlord, at its option may treat such failure as a hold over as defined in the Lease, and/or may (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items; and /or (b) sell all or any such items at private or public sale for such price as Landlord at its discretion may obtain. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

32. NO WAIVER; CUMULATIVE REMEDIES

A. No Waiver. No waiver of any provision of this Lease by either party will be effective unless in writing and signed by the party against whom the waiver is sought to be enforced, and no waiver of any provisions of this Lease by either party will be deemed to imply or constitute a further waiver by such party of the same or any other provision hereof. The rights and remedies of Landlord under this Lease or otherwise are cumulative and are not intended to be exclusive and the use of one will not be taken to exclude or waive the use of another, and Landlord will be entitled to pursue all rights and remedies available to landlords under the laws of the State of Florida. Landlord, in addition to all other rights which it may have under this Lease, hereby expressly reserves all rights in connection with the Building or the Premises not expressly and specifically granted to Tenant under this Lease and Tenant hereby waives all claims for damages, loss, expense, liability, eviction or abatement it has or may have against Landlord on account of Landlord’s exercise of its reserved rights, including, but not limited to, Landlord’s right to alter the existing name, address, style or configuration of the Building or the Common Areas, signage, suite identifications, parking facilities, lobbies, entrances and exits, elevators and stairwells.

B. Rent Payments. No receipt of money by Landlord from Tenant at any time, or any act, or thing done by, Landlord or its agent shall be deemed a release of Tenant from any liability whatsoever to pay Rent, Additional Rent, or any other sums due hereunder, unless such release is in writing, subscribed by a duly authorized officer or agent of Landlord and refers expressly to this Section. Any payment by Tenant or receipt by Landlord of less than the entire amount due at such time shall be deemed to be on account of the earliest sum due. No endorsement or statement on any check or any letter accompanying any check or payment shall be deemed an accord and satisfaction. In the case of such a partial payment or endorsement, Landlord may accept such payment, check or letter without prejudice to its right to collect all remaining sums due and pursue all of its remedies under the Lease.

33. WAIVER. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH (i) THIS LEASE, (ii) THE PREMISES, (iii) TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION OR

PROCEEDING COMMENCED BY LANDLORD TO OBTAIN POSSESSION OF THE PREMISES. IF TENANT VIOLATES THIS PROVISION BY FILING A PERMISSIVE COUNTERCLAIM, WITHOUT PREJUDICE TO LANDLORD’S RIGHT TO HAVE SUCH COUNTERCLAIM DISMISSED, THE PARTIES STIPULATE THAT SHOULD THE COURT PERMIT TENANT TO MAINTAIN THE COUNTERCLAIM, THE COUNTERCLAIM SHALL BE SEVERED AND TRIED SEPARATELY FROM THE ACTION FOR POSSESSION PURSUANT TO RULE 1.270(b) OF THE FLORIDA RULES OF CIVIL PROCEDURE OR OTHER SUMMARY PROCEDURES SET FORTH IN SECTION 51.011, FLORIDA STATUTES (1993). THE WAIVERS SET FORTH IN THIS SECTION ARE MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY LANDLORD AND TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD IN AGREEING TO ENTER INTO THIS LEASE. IN THE EVENT OF ANY DISPUTE HEREUNDER, OR ANY DEFAULT IN THE PERFORMANCE OF ANY TERM OR CONDITION OF THIS LEASE, THE PREVAILING PARTY IN LITIGATION SHALL BE ENTITLED TO RECOVER ALL COSTS AND EXPENSES ASSOCIATED THEREWITH, INCLUDING REASONABLE ATTORNEYS’ FEES THROUGH ALL APPEALS.

34. CONSENTS AND APPROVALS. If Tenant requests Landlord’s consent or approval under this Lease, and if in connection with such requests Landlord deems it necessary to seek the advice of its attorneys, architects and/or other experts, then Tenant shall pay the reasonable fee of Landlord’s attorneys, architects and/or other experts in connection with the consideration of such request and/or the preparation of any documents pertaining thereto. Whenever under this Lease Landlord’s consent or approval is expressly or impliedly required, the same may be arbitrarily withheld except as otherwise specified herein.

35. RULES AND REGULATIONS. Tenant agrees to abide by all rules and regulations attached hereto as Exhibit “C” and incorporated herein by this reference, as reasonably amended and supplemented from time to time by Landlord. Landlord will not be liable to Tenant for violation of the same or any other act or omission by any other tenant.

36. SUCCESSORS AND ASSIGNS. This Lease will be binding upon and inure to the benefit of the respective heirs, personal and legal representatives, successors and permitted assigns of the parties hereto.

37. QUIET ENJOYMENT. In accordance with and subject to the terms and provisions of this Lease, Landlord warrants that it has full right to execute and to perform under this Lease and to grant the estate demised and that Tenant, upon Tenant’s payment of the required Rent and Additional Rent and performing of all of the terms, conditions, covenants, and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the full Lease Term.

38. ENTIRE AGREEMENT. This Lease, together with the BLI Rider, exhibits, schedules, addenda and guaranties (as the case may be) fully incorporated into this Lease by this reference, contains the entire agreement between the parties hereto regarding the subject matters referenced herein and supersedes all prior oral and written agreements between them regarding such matters. This Lease may be modified only by an agreement in writing dated and signed by Landlord and Tenant after the date hereof.

39. HAZARDOUS MATERIALS

A. Representation. Tenant represents, warrants and covenants that (i) the Premises will not be used for any dangerous, noxious or offensive trade or business and that it will not cause or maintain a nuisance there, (ii) it will not bring, generate, treat, store, use or dispose of Hazardous Substances at the Premises provided however that if Tenant generates biomedical waste in the operation of its business, it will strictly comply with all environmental laws (as hereinafter defined), including without limitations handling, storage reporting, and disposal requirements, (iii) it shall at all times comply with all Environmental Laws (as hereinafter defined) and shall cause the Premises to comply, and (iv) Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws. Only for purposes of this paragraph entitled “Representation”, the term “Premises” shall mean the Project including parking areas.

B. Reporting Requirements. Tenant warrants that it will promptly deliver to the Landlord, (i) copies of any documents received from the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning the Tenant’s operations upon and within the Premises; (ii) copies of any documents submitted by the Tenant to the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning its operations on the Premises, including but not limited to copies of permits, licenses, annual filings, registration forms and, (iii) upon the request of Landlord, Tenant shall provide Landlord with evidence of compliance with Environmental Laws.

C. Termination, Cancellation, Surrender. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any and all Hazardous Substances and in compliance with all Environmental Laws and to the complete satisfaction of Landlord. Landlord may require, at Tenant’s sole expense at the end of the term, a clean-site certification, environmental audit or site assessment.

D. Access and Inspection. Landlord shall have the right but not the obligation, at all times during the term of this Lease to (i) enter upon and inspect the Premises, (ii) conduct tests and investigations and take samples to determine whether Tenant is in compliance with the provisions of this Article, and (iii) request lists of all Hazardous Substances used, stored or located on the Premises; the cost of all such inspections, tests and investigations to be borne by Tenant. Promptly upon the written request of Landlord, from time to time, Tenant shall provide Landlord, at Tenant’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to Landlord to assess with a reasonable degree of certainty the presence or absence of any Hazardous Substances and the potential costs in connection with abatement, cleanup, or removal of any Hazardous Substances found on, under, at, or within the Premises. Tenant will cooperate with Landlord and allow Landlord and Landlord’s representatives access to any and all parts of the Premises and to the records of Tenant with respect to the Premises for environmental inspection purposes at any time. In connection therewith, Tenant hereby agrees that Landlord or Landlord’s representatives may perform any testing upon or of the Premises that Landlord deems reasonably necessary for the evaluation of environmental risks, costs, or procedures, including soils or other sampling or coring.

E. Violations - Environmental Defaults. Tenant shall give to Landlord immediate verbal and follow-up written notice of any actual or threatened spills, releases or discharges of Hazardous Substances on the Premises, caused by the acts or omissions of Tenant or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Tenant covenants to promptly investigate, clean up and otherwise remediate any spill, release or discharge of Hazardous Substances caused by the acts or omissions of Tenant or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors at Tenant’s sole cost and expense; such investigation, clean up and remediation to be performed in accordance with all Environmental Laws and to the satisfaction of Landlord and after Tenant has obtained Landlord’s written consent. Tenant shall return the Premises to the condition existing prior to the introduction of any such Hazardous Substances. In the event of (i) a violation of an Environmental Law, (ii) a release, spill or discharge of a Hazardous Substance on or from the Premises, or (iii) the discovery of an environmental condition requiring response which violation, release, or condition is attributable to the acts or omissions of Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers, or contractors, or (iv) an emergency environmental condition (collectively “Environmental Defaults”), Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the violation, release or environmental condition; and in the event Tenant fails to immediately address such violation, release, or environmental condition, or if the Landlord deems it necessary, then Landlord may perform, at Tenant’s expense, any lawful actions necessary to address the violation, release, or environmental condition. Landlord has the right, but not the obligation to cure any Environmental Defaults, has the right to suspend some or all of the operations of the Tenant until it has determined to its sole satisfaction that appropriate measures have been taken, and has the right to terminate this Lease upon the occurrence of an Environmental Default.

F. Additional Rent. Any expenses which the Landlord incurs, which are to be at Tenant’s expense pursuant to this Article, will be considered Additional Rent under this Lease and shall be paid by Tenant on demand by Landlord.

G. Indemnification. Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expenses of any kind or nature, known or unknown, contingent or otherwise, which arise out of or in anyway related to the acts or omissions of Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors during or after the term of this Lease (including, but not limited to, attorneys’, consultant, laboratory and expert fees expert fees and including without limitation, diminution in the value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and damages arising from any adverse impact on marketing of space), arising from or related to the use, presence, transportation, storage, disposal, spill, release or discharge of Hazardous Substances on or about the Premises.

H. Definitions.

(1) “Hazardous Substance” means, (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (c) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), and medical waste.

(2) “Environmental Laws” collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C. ‘ 9601, et. seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ‘ 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ‘ 1801, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ‘1251, et seq., the Clean Air Act, 33 U.S.C. ‘ 7401, et seq., the Clear Air Act, 42 U.S.C. ‘741, et seq., the Toxic Substances Control Act, 15 U.S.C. ‘ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. ‘ 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. ‘ 1101, et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety.)

I. Radon. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed Federal and State Guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

40. BANKRUPTCY PROVISIONS

A. Event of Bankruptcy. If this Lease is assigned to any person or entity pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute the property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under this Section not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.

B. Additional Remedies. In addition to any rights or remedies hereinbefore or hereinafter conferred upon Landlord under the terms of this Lease, the following remedies and provisions shall specifically apply in the event Tenant is in default of this Lease:

(1) In all events, any receiver or trustee in bankruptcy shall either expressly assume or reject this Lease within sixty (60) days following the entry of an “Order for Relief” or within such earlier time as may be provided by applicable law.

(2) In the event of an assumption of this Lease by a debtor or by a trustee, such debtor or trustee shall within fifteen (15) days after such assumption (a) cure any default or provide adequate assurance that defaults will be promptly cured; (b) compensate Landlord for actual pecuniary loss or provide adequate assurance that compensation will be made for actual monetary loss, including, but not limited to, all attorneys’ fees and costs incurred by Landlord resulting from any such proceedings; and (c) provide adequate assurance of future performance.

(3) Where a default exists under this Lease, the trustee or debtor assuming this Lease may not require Landlord to provide services or supplies incidental to this Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of this Lease for such services and supplies provided before the assumption of such Lease.

(4) The debtor or trustee may only assign this Lease if (a) it is assumed and the assignee agrees to be bound by this Lease, (b) adequate assurance of future performance by the assignee is provided, whether or not there has been a default under this Lease, and (c) the debtor or trustee has received Landlord’s prior written consent pursuant to the provisions of this Lease. Any consideration paid by any assignee in excess of the Rent reserved in this Lease shall be the sole property of, and paid to, Landlord.

(5) Landlord shall be entitled to the fair market value for the Premises and the services provided by Landlord (but in no event less than the Rent reserved in this Lease) subsequent to the commencement of a bankruptcy event.

(6) Any Security Deposit given by Tenant to Landlord to secure the future performance by Tenant of all or any of the terms and conditions of this Lease shall be automatically transferred to Landlord upon the entry of an “Order of Relief”.

(7) The parties agree that Landlord is entitled to adequate assurance of future performance of the terms and provisions of this Lease in the event of an assignment under the provisions of the Bankruptcy Code. For purposes of any such assumption or assignment of this Lease, the parties agree that the term “adequate assurance” shall include, without limitation, at least the following: (a) any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) in an amount sufficient to assure that the proposed assignee will have the resources to meet the financial responsibilities under this Lease, including the payment of all Rent; the financial condition and resources of Tenant are material inducements to Landlord entering into this Lease; (b) any proposed assignee must have engaged in the permitted use described in the BLI Rider for at least five (5) years prior to any such proposed assignment, the parties hereby acknowledging that in entering into this Lease, Landlord considered extensively Tenant’s permitted use and determined that such permitted business would add substantially to the tenant balance in the Building, and were it not for Tenant’s agreement to operate only Tenant’s permitted business on the Premises, Landlord would not have entered into this Lease, and that Landlord’s operation of the Building will be materially impaired if a trustee in bankruptcy or any assignee of this Lease operates any business other than Tenant’s permitted business; (c) any assumption of this Lease by a proposed assignee shall not adversely affect Landlord’s relationship with any of the remaining tenants in the Building taking into consideration any and all other “use” clauses and/or “exclusivity” clauses which may then exist under their leases with Landlord; and (d) any proposed assignee must not be engaged in any business or activity which it will conduct on the Premises and which will subject the Premises to contamination by any Hazardous Materials.

41. MISCELLANEOUS

A. If Tenant has a lease for other space in the Building (including storage space), any default by Tenant under such lease will constitute a default hereunder.

B. If any term or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, is not to be affected thereby and each term and condition of this Lease is to be valid and enforceable to the fullest extent permitted by law. This Lease will be construed in accordance with the laws of the State of Florida.

C. Submission of this Lease to Tenant does not constitute an offer, and this Lease becomes effective only upon execution and delivery by both Landlord and Tenant.

D. Tenant acknowledges that it has not relied upon any statement, representation, prior or contemporaneous written or oral promises, agreements or warranties, except such as are expressed herein.

E. Tenant will pay before delinquency all taxes assessed during the Lease Term against any occupancy interest in the Premises or personal property of any kind owned by or placed in, upon or about the Premises by Tenant.

F. If Tenant, with Landlord’s consent, occupies the Premises or any part thereof prior to the beginning of the Lease Term, all provisions of this Lease will be in full force and effect commencing upon such occupancy, and Base Rent and Additional Rent, where applicable, for such period will be paid by Tenant at the same rate herein specified.

G. Each party represents and warrants that it has not dealt with any agent or broker in connection with this transaction except for the agents or brokers specifically set forth in the BLI Rider with respect to each Landlord and Tenant. If either party’s representation and warranty proves to be untrue, such party will indemnify the other party against all resulting liabilities, costs, expenses, claims, demands and causes of action, including reasonable attorneys’ fees and costs through all appellate actions and proceedings, if any. The foregoing will survive the end of the Lease Term.

H. Neither this Lease nor any memorandum hereof will be recorded by Tenant.

I. Nothing contained in this Lease shall be deemed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

J. Whenever in this Lease the context allows, the word “including” will be deemed to mean “including without limitation”. The headings of articles, sections or paragraphs are for convenience only and shall not be relevant for purposes of interpretation of the provisions of this Lease.

K. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Building or any part thereof.

L. Landlord reserves the right to use, install, monitor, and repair pipes, ducts and conduits within the walls, columns, and ceilings of the Premises.

M. Any acts to be performed by Landlord under or in connection with this Lease may be delegated by Landlord to its managing agent or other authorized person or firm.

N. It is acknowledged that each of the parties hereto has been fully represented by legal counsel and that each of such legal counsel has contributed substantially to the content of this Lease. Accordingly, this Lease shall not be more strictly construed against either party hereto by reason of the fact that one party may have drafted or prepared any or all of the terms and provisions hereof.

O. Landlord and Tenant acknowledge that the terms and provisions of this Lease have been negotiated based upon a variety of factors, occurring at a coincident point in time, including, but not limited to: (i) the individual principals involved and the financial strength of Tenant, (ii) the nature of Tenant’s business and use of the Premises, (iii) the current leasing market place and the economic conditions affecting rental rates, (iv) the present and projected tenant mix of the Building, and (v) the projected juxtaposition of tenants on the floor(s) upon which the Premises are located and the floors within the Building. Therefore, recognizing the totality, uniqueness, complexity and interrelation of the aforementioned factors, the Tenant agrees to use its best efforts not to disseminate in any manner whatsoever, (whether by word of mouth, mechanical reproduction, physical tender or by any manner of visual or aural transmission or review) the terms and conditions of this Lease to third parties who could in any way be considered presently or in the future as prospective tenants for this or any other leasehold property with which Landlord may be involved.

P. If more than one person or entity is named herein as Tenant, their liability hereunder will be joint and several. In case Tenant is a corporation, Tenant (i) represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof, and (ii) Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease, executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) in the form attached hereto as Exhibit AE, attached hereto and made a part hereof authorizing Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in said partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership every partner therein in accordance with its terms. It is agreed that each and every present and future partner in Tenant shall be and remain at all times jointly and severally liable hereunder and that neither the death, resignation or withdrawal of any partner, nor the subsequent modification or waiver of any of the terms and provisions of this Lease, shall release the liability of such partner under the terms of this Lease unless and until Landlord shall have consented in writing to such release.

Q. Landlord has made no inquiries about and makes no representations (express or implied) concerning whether Tenant’s proposed use of the Premises is permitted under applicable law, including applicable zoning law; should Tenant’s proposed use be prohibited, Tenant shall be obligated to comply with applicable law and this Lease shall nevertheless remain in full force and effect.

R. Notwithstanding anything to the contrary in this Lease, if Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, hurricanes and floods and other acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

S. Tenant agrees to pay, before delinquency, all taxes assessed during the Lease Term agreement (i) all personal property, trade fixtures, and improvements located in or upon the Premises and (ii) any occupancy interest of Tenant in the Premises.

T. Tenant acknowledges that Landlord has relied on Tenant’s Certificate of Financial Statement attached hereto and made a part hereof as Exhibit AF. In the event that it is subsequently determined that the Certificate of Tenant’s Financial Statement contains material misrepresentations that Landlord shall treat any such misrepresentation or omission as an Event of Default under section 23 of this Lease which will entitle Landlord to all remedies provided for in section 24 of this Lease.

42. TELECOMMUNICATIONS

A. Tenant’s Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closets on the floor on which the Premises is located, in accordance with the rules and regulations adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

B. Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to interrupt or turn off telecommunications facilities in the event of emergency. Landlord shall also have the right upon reasonable prior notice to interrupt or turn off telecommunications facilities as is necessary with repairs to the Building or installation of telecommunication equipment for other tenants in the Building, provided that such repairs or installation occur after Tenant’s normal business hours.

C. Removal of Equipment and Wiring and Other Facilities. Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the cost therefor to be paid as Additional Rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all telecommunication, writing and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Building.

D. New Telecommunications Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its line through other equipment within the Building without first securing the prior written approval of Landlord, which approval may be arbitrarily withheld. The Landlord’s approval, if given, shall not be deemed any kind of warranty or representation by Landlord, including without limitation, any warranty or representation as to the suitability, confidence, or financial strength of the provider without limitation of the foregoing standard. If Landlord gives its approval, the following shall be applicable: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its service, including without limitation, the cost of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interest and the interest of the Building relating to proposed activities of the provider; and (iii) the provider agrees to abide by such rules and regulations, Building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interest of the Building, the other tenants in the Building and Landlord, in the same or similar matter as Landlord has the right to protect himself and the Building with respect to proposed Alterations as described in this Lease; and (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and material; (v) provider agrees to abide by

Landlord’s requirements, if any, that provider use existing building conduits and pipes or use Landlord’s contractors; (vi) Landlord receives from the provider such compensation as reasonably determined by Landlord to compensate for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the cost which may be reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord details, “as built”, plans immediately after the installation of the provider’s equipment is complete; and (viii) all the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

E. Limits on Provider Relationship. Notwithstanding anything herein to the contrary, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

F. Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Premises, or the Building, without Landlord’s prior written consent, which consent may be arbitrarily withheld. Such consent may be conditioned in such manner so as to protect Landlord’s financial interest and the interest of the Building and the other tenants therein, in a manner similar to the arrangement described in the immediately preceding paragraphs.

G. Liability for Equipment Interference. In the event that telecommunications equipment, wiring and facilities or satellites and antenna equipment of any kind installed by or at the request of Tenant within the Premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference. Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and at Landlord’s discretion, remove such equipment according to the foregoing specifications. Tenant agrees to and shall indemnify and hold Landlord harmless or any liabilities and claims against Landlord resulting from such interference.

43. NO CONSEQUENTIAL DAMAGES. Notwithstanding any other provision of this Lease, Landlord shall not be liable for any consequential damages, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions.

44. MONITORING, INSPECTING AND REMEDIATING MOLD

A. Monitoring of Premises. Tenant, as its sole cost and expense, shall:

(1) Regularly monitor the Premises for the presence of mold or for any conditions that reasonable can be expected to give rise to mold (the “Mold Conditions”), including, but not limited to, observed or suspected instances of water damage, mold growth, repeated complaints of respiratory ailment or eye irritation by Tenant’s employees or any other occupants in the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises; and

(2) Promptly notify Landlord in writing if it suspects molds or Mold Conditions at the Premises.

B. Inspection of Premises. In the event of suspected mold or Mold Conditions at the Premises, Landlord, at its sole cost and expense, shall promptly cause an inspection of the Premises to be conducted, to determine if mold or Mold Conditions are present at the Premises, and shall:

(1) Notify Tenant, in writing, at least three (3) days prior to the inspection, of the date on which the inspection shall occur and which portion of the Premises shall be subject to the inspection;

(2) Prepare an inspection report, keep the results of the inspection report confidential, and promptly provide a copy to Tenant upon demand.

C. Remediation of Mold. In the event the inspection required by Paragraph b hereof determines that mold or Mold Conditions are present at the Premises, then Landlord shall determine the cause of the Mold Conditions. Landlord, at its sole cost and expense, shall promptly:

(1) Hire trained and experienced mold remediation contractors to prepare a remediation plan and to remediate the mold or Mold Conditions at the Premises;

(2) Send Tenant notice, in writing, with a copy of the remediation plan, at least three (3) days prior to the mold remediation.

(3) Provide Tenant with a draft of the mold remediation report, promptly provide Tenant with a copy of the final remediation report.

If such Mold Conditions are present at the Premises due to the negligence or willful misconduct of Tenant, then Tenant shall reimburse Landlord for any reasonable cost and expense for such remediation described herein.

D. Post-Remediation Inspection. Tenant acknowledges and agrees that Landlord shall have a reasonable opportunity to inspect the remediated portion of the Premises after the conclusion of the mold remediation. If the results of Landlord’s inspection indicate that the remediation does not comply with the final remediation report or any other applicable federal, state, or local laws, regulatory standards or guidelines, including, without limitation, the EPA Guidelines, then Landlord, at its sole cost and expenses, shall immediately take all further actions necessary to ensure such compliance.

45. MOVING ALLOWANCE. Landlord shall on or before the Commencement Date reimburse Tenant up to the sum of Four Hundred Fifty Thousand Dollars ($450,000.00) (“the Moving Allowance”) for moving expenses incurred by Tenant arising out of Tenant’s move from the offices Tenant is occupying at the time Tenant enters into this Lease to the Premises. Landlord shall tender the Moving Allowance to Tenant and Tenant shall be permitted to use the Moving Allowance for any purpose Tenant deems necessary in Tenant’s sole discretion.

46. SIGNAGE. Landlord shall provide to Tenant at all times during the Lease Term signage on the directory located on the first floor in the main entrance lobby of the Building, in the elevator lobby of each floor that Tenant occupies and suite signage, at no expense to Tenant. Tenant shall also have the right to place signage on the Building’s monument sign (street level) and a parapet sign on the Building, at Tenant’s sole cost and expense. Landlord shall have the right to approve, in advance, the design of the monument signage and parapet signage, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall comply with all governmental codes, ordinances and regulations with respect to the installation of said signage. Tenant shall remove said signage upon the termination of the Lease and repair and damage caused by said removal.

IN WITNESS WHEREOF, the parties have signed and delivered this Lease as of the day and year first above written.

WITNESSES:		TENANT

/s/ Timothy A. Crass		MSC - MEDICAL SERVICES COMPANY,
Print Name:	Timothy A. Crass	a corporation

/s/ Joseph P. Delaney

/s/ Kevin M. Bass		By:	Joseph P. Delaney
Print Name:	Kevin M. Bass	Its:	President, CEO
(As to Tenant)

WITNESSES:		LANDLORD

/s/ Jimmie Nettles		SOUTH SHORE PARTNERS GROUP, LLC
Print Name:	Jimmie Nettles	a Delaware limited liability company

/s/ Harold R. Dodt

/s/ Shelley A. Dodt		By:	Harold R. Dodt
Print Name:	Shelley A. Dodt	Its:	VP
(As to Landlord)

EXHIBIT “A”

FLOOR PLAN

EXHIBIT “B”

TENANT WORK LETTER: ALLOWANCE

1. Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the Commencement Date. Landlord shall perform tenant improvements to the Premises in accordance with the terms of this Tenant Work Letter. As used herein, the “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto. To the extent that the Working Drawings contain landlord improvements to the Premises (“Landlord Improvements”) and associated costs that are inapplicable to the Construction Allowance (hereinafter defined), such Landlord Improvements shall be noted as such in the Working Drawings. For purposes of this Exhibit, “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, excluding any Landlord Improvements, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawing to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings.

2. Space Plans and Working Drawings.

(a) Preparation and Delivery and Approval Process:

Tenant shall cooperate with Landlord’s efforts to proceed with the preparation, delivery and approval of the Construction documents pursuant to the Design Construction Scheduled (as Revised November 1, 2006) attached hereto as Exhibit “B-1”)

Any delay caused by Tenant’s unreasonable withholding of its consent or delay in giving its written approval in accordance with the Design Construction Schedule shall constitute a Tenant Delay Day (defined below).

3. Bidding of Work. Prior to commencing the Work, Landlord shall select a General Contractor, whose fees shall be commercially reasonable and said General Contractor shall competitively bid all the Work excluding the Mechanical Contractor, whose fees shall be commercially reasonable.

4. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (b) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (c) the exterior appearance of the Building, or (d) the appearance of the Building’s Common Areas or elevator lobby areas (if any) or (5) if any requested change might delay the Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit D by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

5. Definitions. As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Work that occurs (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Space Plans or Working Drawings, (b) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Space Plans, Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (c) because of any change by Tenant to the Space Plans or Working Drawings, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Space Plans, Working Drawings, or in connection with the performance of the Work, (e) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (f) because a Tenant Party otherwise delays completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises has been performed in substantial accordance with the Working Drawings, as reasonably determined by Landlord (other than any details of construction, mechanical adjustment or other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises).

6. Walk-Through; Punchlist. When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and within three (3) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

7. Excess Costs. The entire cost of performing the Work (including design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance. Upon Substantial Completion of the Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work ), less the amount of the Construction Allowance. Notwithstanding the foregoing, Tenant may, at its option amortize the amount by which the actual construction costs exceed the Construction Allowance over the term of the lease at a rate of eight percent (8%), such amount being Additional Rent. If Tenant does not elect to amortize the excess costs, it shall remit payment to Landlord within thirty (30) days of receipt of Landlord’s invoice for excess costs (Landlord shall not deliver the invoice until after substantial completion and Landlord has received final invoices from the Contractor). In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under the Lease.

8. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $24.15 per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work (which sum includes $2.00) per rentable square foot space planning and architectural expenses). The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. In the event the Construction Allowance exceeds the Total Construction Costs, the Landlord shall pay the excess amount to Tenant upon Tenant’s occupancy of the Premises. Tenants such excess amount shall be used in Tenant’s sole discretion. The Construction Allowance must be used within six (6) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto.

9. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:

Elizabeth Reichert
Vice President of Property Management
SSGP of Florida
841 Prudential Dr., #150
Jacksonville, FL 32207
Telephone: 904-398-7330 #101
Facsimile: 904-398-7308

Tenant’s Representative:

c/o
Telephone:
Telecopy:

EXHIBIT B-1

DESIGN AND CONSTRUCTION SCHEDULE

REVISED NOV 1, 2006

Line	Task	Start begin of day	Duration	Complete end of day	Remarks
1	KBJ prepare DD plans from tenant sketches				Completed prior to Lease execution

2	Tenant sign off on Design Development (DD) Documents				Completed prior to Lease execution

3	Tenant sign off on Technical Docs				Completed prior to Lease execution

4	Landlord review and accept DD Docs.				Completed prior to Lease execution

5	Architect prepare permit Documents	Mon, Nov 13	4 wk	Fri Dec 8

6	Engineer prepare Permit Documents	Mon, Nov 20	3 wk	Fri, Dec 8

7	Tenant Review Permit Docs	Mon Dec 11	2 days	Tue, Dec 12

8	AE incorporate Tenant comments, sign and seal docs	Wed, Dec 13	3 days	Fri, Dec 15

9	Jacksonville Building Dept Permit review.	Mon Dec 18	4 wk	Fri Jan 12	Optimistic duration. Actually 3 weeks, considering holidays.

10	AE incorporate Permit comments, prepare Contract Docs	Tue, Jan 2	9 days	Mon, Jan 15	Final finish colors, post addendums, etc

11	Construction, Levels 7, 8, 9, 17	Mon, Jan 15	10 weeks	Fri. Mar 23	Demolition on Lev 7, 8, 9 can begin Jan 2.

12	Construction of chiller, etc	Mon, Jan 8	11 weeks	Fri, Mar 23	Separate, but related project

13	Tenant move-in	Mon, Mar 26	7 days	Tue, May 1	Phased move-in schedule to be determined.

EXHIBIT “C”

Rules and Regulations

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material of any nature shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in common areas or elsewhere in or about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not in any case be responsible therefor.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building, except those of such color, size, style and in such places as shall be first approved in writing by Landlord. No nails, hooks or screws shall be driven or inserted into any part of the Premises or Building except by the Building maintenance personnel, nor shall any part of the Building be defaced by Tenant.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board listing all Tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

6. All contractors, contractor’s representatives, and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, as the same may be revised from time to time. Tenant shall be solely responsible for complying with all applicable laws, codes and ordinances pursuant to which said work shall be performed.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. If any equipment, property, and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

8. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which in all cases shall not in the opinion of Landlord exceed acceptable floor loading and weight distribution requirements. All damage done to the Building by the installation, maintenance, operation, existence or removal of any property of Tenant shall be repaired at the expense of Tenant.

9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building any handbills, promotional materials or other advertising; or (3) conduct or permit any other activities in the Building that might constitute a nuisance.

11. No animals, except seeing eye dogs, shall be brought into or kept in, on or about the Premises.

12. No inflammable, explosive or dangerous fluid or substance shall be used or kept by Tenant in the Premises or Building. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or hereafter considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental law which may now or hereafter be in effect. If Landlord does give written consent to Tenant pursuant to the foregoing sentence, Tenant shall comply with all applicable laws, rules and regulations pertaining to and governing such use by Tenant, and shall remain liable for all costs of cleanup or removal in connection therewith.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises or the Building; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts affecting the Building or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Building or with the rights and privileges of any person lawfully in the Building. Tenant shall take any actions necessary to resolve any such work stoppage, picketing, labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume. Tenant shall have no claim for damages of any nature against Landlord or any of the Landlord Related Parties in connection therewith, nor shall the date of the commencement of the Term be extended as a result thereof.

15. Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

16. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines available to service the Building.

17. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant of the Building.

18. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

19. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

20. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

21. Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

22. Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

23. At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any common area of the Building, unless such common area has been declared a designated smoking area by Landlord, or to allow any smoke from the Premises to emanate into the common areas or any other tenant’s premises. Landlord shall have the right at any time to designate the Building as a non-smoking building.

24. Tenant shall observe Landlord’s rules with respect to maintaining standard window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance. Tenant shall ensure that to the extent reasonably practicable, window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

25. All deliveries to or from the Premises shall be made only at such times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or of any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

26. The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and such cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

EXHIBIT “D”

***** SAMPLE *****

MEMORANDUM OF COMMENCEMENT DATE

Pursuant to that certain Lease (“Lease”) between South (“Landlord’) and              (“Tenant”) dated                     .

Landlord and Tenant have agreed that              is the Commencement date of Lease and              is the Expiration of Date of such lease and that such Lease will remain in full force and effect according to its terms.

The Premises consist              rentable square feet. Tenant certifies that all of the Tenant Improvements, as defined in the Lease, have been completed and are accepted by Tenant, and Tenant knows of no contractor, subcontractor or supplier claiming or possessing any lien against the Premises.

The Security Deposit is $            .

Tenant’s Proportionate Share shall be         %.

IN WITNESS THEREOF, the parties have caused this Memorandum of Commencement Date to be executed this      day of                     , 20    .

WITNESSES:	TENANT

MSC -MEDICAL SERVICES COMPANY,
Print Name:	a corporation

By:
Print Name:	Its:
(As to Tenant)

WITNESSES:	LANDLORD

SOUTH SHORE PARTNERS GROUP, LLC
Print Name:	a Delaware limited liability company

By:
Print Name:	Its:
(As to Landlord)

EXHIBIT “E”

RENEWAL OPTION

Provided that the Lease is in full force and effect, and Tenant is not in default of any of the terms, covenants, or conditions of the Lease beyond any applicable cure period, and Tenant has not been in monetary default more than three times during the last five (5) years of any lease term or five times during any term of the lease, Tenant shall have the option (the “Extension Option”) to extend the term of the Lease for two (2) extension terms of five (5) years each (“Extension Term”). The First Extension Term shall commence on the day next succeeding the expiration date of the initial lease term in accordance with and subject to the terms, covenants, and conditions hereinafter set forth. The Second Extension Term shall commence on the day next succeeding the expiration date of the First Extension Term in accordance with and subject to the terms, covenants, and conditions hereinafter set forth.

(a) Tenant shall exercise the Extension Option by sending a written notice thereof (the “Extension Notice”) to the Landlord on or before the date that is one hundred and eighty (180) days prior to the expiration date, time being of the essence. If Tenant shall send the Extension Notice within the time and in the manner herein above provided, the term of the Lease shall be deemed extended for the Extension Term upon the terms, covenants, and conditions hereinafter contained in paragraph (b) (2), below.

If Tenant shall fail to send the Extension Notice within the time and in the manner herein above provided, the Extension Option shall cease and terminate, and Tenant shall have no further option to extend the term of this Lease.

(b) The Extension Terms shall be upon, and subject to, all of the terms, covenants, and conditions provided in the Lease for the initial term hereof, without any further right of extension, except:

(1)	for any terms, covenants, or conditions in the Lease that are either expressly or by their nature inapplicable to the Extension Term; and

(2)	the annual Base Rent payable by Tenant during the first Extension Term shall be $18.50 per rentable square foot and escalating $0.50 per rentable square foot annually.

(3)	the annual Base Rent payable by Tenant during the second Extension Term shall be $19.70 per rentable square foot and escalating $0.50 per rentable square foot annually.

(c) If this Lease is extended as herein before expressly provided, then Landlord shall have no obligations or duties to improve or to otherwise prepare the Premises, or to perform work or make any installations in connection with the Extension Term, other than providing Tenant with a $5.00 per rentable square foot Rehabilitation Allowance upon Tenant’s exercising the first Extension Term only. When used in subparagraphs (a) and (b), above, the term “Tenant” shall mean only the named tenant in the Lease and no assignee, subtenant, or successor thereof.

EXHIBIT “F”

RIGHT OF FIRST OFFER

Subject to then-existing renewal or expansion options of other tenants (or, even if not a right under such tenant’s lease, the renewal of a lease of any tenant by Landlord for the Offer Space (hereinafter defined)) (“Prior Rights”), and provided no Event of Default then exists, Landlord shall, prior to offering the same to any party (other than tenants with Prior Rights), first offer to lease to Tenant space that becomes available on the 10th floor of the Building or any space that Tenant relinquishes during the term of the Lease (the “Offer Space”) in an “AS-IS” condition on the same terms and conditions as Tenant’s existing Lease; such offer shall be in writing and specify the lease terms for the Offer Space, including the rent to be paid for the Offer Space and the date on which the Offer Space shall be included in the Premises (the “Offer Notice”). The Offer Notice shall be substantially similar to the Offer Notice attached to this Exhibit. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Offer Space on the terms set forth in the Offer Notice, within ten (10) days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances, except a construction allowance as set forth in the existing Lease prorated to reflect the remaining Lease Term. Landlord shall not be obligated to pay any moving allowance or other tenant inducements except as specifically provided in the Offer Notice. Tenant’s ratio of parking spaces per one thousand (1,000) rental square feet leased shall be the same as the ratio provided for in the initial premises. The Base Rent for the Offer Space shall coincide with the Base Rent then being paid for the initial premises through the remainder of the Lease Term. The term of the Lease for the Offer Space shall be co-terminus with the initial premises. Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received an offer to lease all or part of the Offer Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the Offer Space, Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer.

If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that Tenant’s right hereunder is a one-time right only), and Landlord may lease all or a portion of the Offer Space to third parties on such terms as Landlord may elect. Tenant may not exercise its rights under this Exhibit if an Event of Default exists or Tenant is not then occupying the entire Premises. For purposes hereof, if an Offer Notice is delivered for less than all of the Offer Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Exhibit. In no event, except as may be payable under Landlord’s commission agreement with CBRE, shall Landlord be obligated to pay any additional commission with respect to any space leased by Tenant under this Exhibit, and Tenant shall indemnify, defend, and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant.

Tenant’s rights under this Exhibit shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (c) less than two (2) full calendar years remain in the initial Term of this Lease.

FORM OF OFFER NOTICE

[Insert Date of Notice]
BY TELECOPY AND FEDERAL EXPRESS

Re:	Lease Agreement (the “Lease”) dated , 200 , between , a (“Landlord”), and , a (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Pursuant to the Right of First Offer attached to the Lease, enclosed please find an Offer Notice on Suite             . The basic terms and conditions are as follows:

LOCATION:

SIZE:	rentable square feet

BASE RENT RATE:	$ per month

TERM:

IMPROVEMENTS

COMMENCEMENT:

PARKING TERMS:

OTHER MATERIAL TERMS:

Under the terms of the Right of First Offer, you must exercise your rights, if at all, as to the Offer Space on the depiction attached to this Offer Notice within      days after Landlord delivers such Offer Notice. Accordingly, you have until 5:00 p.m. local time on                     , 200  , to exercise your rights under the Right of First Offer and accept the terms as contained herein, failing which your rights under the Right of First Offer shall terminate and Landlord shall be free to lease the Offer Space to any third party. If possible, any earlier response would be appreciated. Please note that your acceptance of this Offer Notice shall be irrevocable and may not be rescinded.

Upon receipt of your acceptance herein, Landlord and Tenant shall execute an amendment to the Lease memorializing the terms of this Offer Notice including the inclusion of the Offer Space in the Premises; provided, however, that the failure by Landlord and Tenant to execute such amendment shall not affect the inclusion of such Offer Space in the Premises in accordance with this Offer Notice.

THE FAILURE TO ACCEPT THIS OFFER NOTICE BY (1) DESIGNATING THE “ACCEPTED” BOX, AND (2) EXECUTING AND RETURNING THIS OFFER NOTICE TO LANDLORD WITHOUT MODIFICATION WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF TENANT’S RIGHTS UNDER THE RIGHT OF FIRST OFFER, AND TENANT SHALL HAVE NO FURTHER RIGHTS TO THE OFFER SPACE. THE FAILURE TO EXECUTE THIS LETTER WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF THIS OFFER NOTICE.

Should you have any questions, do not hesitate to call.

Sincerely,

[please check appropriate box]

ACCEPTED  ☐

REJECTED   ☐

[TENANT’S SIGNATURE BLOCK]

By:

Name:
Title:
Date:

Enclosure [attach depiction of Offer Space]

EXHIBIT “G”

EXCLUDED OPERATING COSTS

A.	Depreciation of the Project

B.	Principal and interest on any loans secured by the Project

C.	Ground lease and debt service payments;

D.	Costs for which the Landlord is reimbursable or indemnified;

E.	Capital expenditures and major structural repairs and replacements, even if not “capital”;

F.	Replacement of any item covered under warranty;

G.	Any cost of any item or service reimbursable by other tenants or for which Tenant separately reimburses Landlord or pays to third parties;

H.	Accounting and Legal fees relating to the ownership, construction, leasing, or sale of the Property;

I.	Any interest, fines or penalties including late payment penalties;

J.	Cost of correcting any applicable building or fire code violation(s) existing on the Commencement Date of the lease, or

K.	The cost of any penalty or fine incurred for noncompliance with the applicable Building or fire code violation(s);

L.	Costs incurred to test, sample, survey, clean-up, contain, abate or remove environmental or hazardous waste or materials;

M.	Personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building;

N.	Rentals and other related expenses, if any, incurred in leasing capital items;

O.	Contributions to Operating Expense reserves;

P.	Cost of overtime or other expense to Landlord in performing work expressly provided in the lease, unless reasonably necessary and/or customary in the operation of similar properties; services which are not provided to all tenants, or costs related to a specialty improvement (athletic facility, cafeteria, etc.);

Q.	Expenses directly resulting from the gross negligence of Landlord, its agents, servants or other employees;

R.	All bad debt loss, Rent loss, or reserve for bad debt or Rent loss;

S.	Any amount paid to an entity related to Landlord, which exceeds the amount that would be paid for similar goods or services on an arms-length basis between unrelated parties;

T.	Costs to generate rental and other income:

1.	Leasing commissions

2.	Legal fees for negotiating and enforcing tenant leases

3.	Space planning costs

4.	Advertising

5.	Costs to prepare space for tenants;

U.	Repair and reconstruction of casualty damage, whether or not covered by insurance and whether or not subject to insurance deductibles; and

V.	Costs of defending of Landlord’s title, and costs of defending legal suits due to accidents or other claims, whether or not covered by insurance; costs of paying any judgments rendered against the Landlord.